EXHIBIT 10.1

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC, as buyer

(“Buyer”, which term shall include any “Principal”

as defined and provided for in Annex I) or as agent pursuant hereto (“Agent”), and

ENCORE CREDIT CORP., as a seller (“Seller”), and

ECC CAPITAL CORPORATION, as a seller (“Seller”), and

BRAVO CREDIT CORPORATION, as a seller

(“Seller”, and together with ENCORE CREDIT CORP. and ECC CAPITAL CORPORATION,

the “Sellers”)

Dated February 18, 2005

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24.	Binding Effect; Governing Law; Jurisdiction	54

25.	No Waivers, Etc.	55

26.	Intent	55

27.	Disclosure Relating to Certain Federal Protections	56

28.	Power of Attorney	56

29.	Buyer May Act Through Affiliates	56

30.	Indemnification; Obligations	56

31.	Counterparts	58

32.	Confidentiality	58

33.	Recording of Communications	58

34.	Commitment Fee	58

35.	Non-Utilization Fee	59

36.	Periodic Due Diligence Review	59

37.	Authorizations	59

38.	Acknowledgement Of Anti-Predatory Lending Policies	60

39.	Joint and Several	60

SCHEDULES

Schedule 1 - Representations and Warranties with Respect to Purchased Mortgage Loans

Schedule 2 – Authorized Representatives

ANNEXES

Annex I – Buyer Acting as Agent

Annex II – Commitment Fee Schedule

Annex III – Non-Utilization Fee Formula

EXHIBITS

Exhibit A – Form of Transaction Request

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Exhibit B – Form of Purchase Confirmation

Exhibit C – Form of Mortgage Loan Schedule

Exhibit D – Form of Officer’s Compliance Certificate

Exhibit E – Form of Opinion of Sellers’ counsel

Exhibit F – Underwriting Guidelines

Exhibit G – Officer’s Certificate of a Seller and Corporate Resolutions of a Seller

Exhibit H – Sellers’ Tax Identification Number

Exhibit I – Existing Indebtedness

Exhibit J - Escrow Instruction Letter

Exhibit K – Custodial and Bank Fee Schedule

Exhibit L – Form of Servicer Notice

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This is a MASTER REPURCHASE AGREEMENT, dated as of February 18, 2005, between ENCORE CREDIT CORP., a California corporation (“Encore” and a “Seller”), ECC Capital Corporation, a Maryland corporation (“ECC” and a “Seller”), Bravo Credit Corporation, a California corporation (“Bravo” and a “Seller”, and together with Encore and ECC, collectively, the “Sellers”) and CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC (the “Buyer”).

1. Applicability

From time to time the parties hereto may enter into transactions in which the respective Sellers agree to transfer to Buyer Mortgage Loans (as hereinafter defined) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to the respective Sellers such Mortgage Loans at a date certain or on demand, against the transfer of funds by such Sellers. This Agreement is a commitment by Buyer to engage in the Transactions as set forth herein up to the Maximum Committed Purchase Price; provided, that the Buyer shall have no commitment to enter into any Transaction requested which would result in the aggregate Purchase Price of then outstanding Transactions to exceed the Maximum Committed Purchase Price. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder.

2. Definitions

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Acceptable State” means any state acceptable pursuant to Sellers’ Underwriting Guidelines.

“Accepted Servicing Practices” means, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Act of Insolvency” means, with respect to any Person or its Affiliates, (i) such Person’s filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking of the appointment of a receiver, trustee, custodian or similar official for such party or an Affiliate or any substantial part of the property of either; (iii) the appointment of a receiver, conservator, or manager for such Person or an Affiliate by any governmental agency or authority having the jurisdiction to do so which is not dismissed or stayed within 30 days; (iv) the making or offering by such Person or an Affiliate of a composition with its creditors or a general assignment for the benefit of creditors; (v) the admission in writing by such party or an Affiliate of such Person of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such party or of any of its Affiliates, or shall have taken any action to displace the management of such Person or of any of its Affiliates or to curtail its authority in the conduct of the business of such Person or of any of its Affiliates.

“Adjusted Tangible Net Worth” means, for any Person, (a) Net Worth of such Person plus Subordinated Debt (provided that Subordinated Debt shall not be taken into account to the extent that it would cause Adjusted Tangible Net Worth to be comprised of greater than 25% Subordinated Debt), minus (b) all intangible assets, including capitalized servicing rights, goodwill, patents, tradenames, trademarks, copyrights, franchises, any organizational expenses, deferred expenses, prepaid expenses, prepaid assets, receivables from shareholders, Affiliates or employees, any mortgage loan held for investment, any other asset as shown as an intangible asset on the balance sheet of such Person on a consolidated basis as determined at a particular date in accordance with GAAP and prior to the REIT Event, thirty percent (30%) of the book value of residuals from securitizations on the balance sheet of such Person.

“Affiliate” means, with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Aged Loan” means a Mortgage Loan which has been subject to a Transaction hereunder for a period of greater than 120 days but not greater than 180 days.

“Agent” means Credit Suisse First Boston Mortgage Capital LLC or any affiliate or successor thereto.

“Agreement” means this Master Repurchase Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Appraised Value” means the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Asset Tape” means a remittance report on a monthly basis or requested by Buyer pursuant to Section 17d hereof containing servicing information, including, without limitation, those fields reasonably requested by Buyer from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Purchased Mortgage Loans serviced by Sellers or any Servicer for the month (or any portion thereof) prior to the Reporting Date.

“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to Buyer.

“ATNW $400m Step-Up Date” means the date on and after which the Sellers, on a consolidated basis, have an Adjusted Tangible Net Worth of at least $400,000,000. The ATNW $400m Step-Up Date shall be evidenced by written confirmation from the Buyer to the Sellers that the Buyer is reasonably satisfied that the Sellers, on a consolidated basis, have evidenced an Adjusted Tangible Net Worth of at least $400,000,000 as reflected in Sellers’ consolidated monthly unaudited financial statements as prepared in accordance with GAAP.

“B Credit Mortgage Loan” means a Mortgage Loan designated with a credit quality of “B” by the Sellers in accordance with the Underwriting Guidelines.

“Bailee Letter” has the meaning assigned to such term in the Custodial Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.

“Bid” has the meaning set forth in Section 4(c) hereof.

“Bid Fee” has the meaning set forth in Section 4(c) hereof.

“BPO” means an opinion of the fair market value of a Mortgaged Property given by a licensed real estate agent or broker which generally includes three comparable sales and three comparable listings.

“Bravo Credit” means Bravo Credit Corporation, its permitted successors and assigns.

“Business Day” means any day other than (A) a Saturday or Sunday and (B) a public or bank holiday in New York City.

“Buyer” means Credit Suisse First Boston Mortgage Capital LLC, and any successor or assign hereunder.

“Buydown Amount” has the meaning set forth in Section 5 hereof.

“Buyer’s Margin Amount” means with respect to any Transaction as of any date of determination, an amount equal to the product of (A) Buyer’s Margin Percentage and (B) the Purchase Price for such Transaction.

“Buyer’s Margin Percentage” means, with respect to any Transaction as of any date, a percentage equal to the percentage obtained by dividing the (A) Market Value of the Purchased Mortgage Loans on the Purchase Date for such Transaction by (B) the Purchase Price on the Purchase Date for such Transaction; provided, that, with respect to any Mortgage Loan which was not an Exception Mortgage Loan on the related Purchase Date and which, as of the date of determination, is an Exception Mortgage Loan, Buyer’s Margin Percentage as of such date of determination shall be equal to the percentage obtained by dividing (A) the Market Value of such Mortgage Loan on the related Purchase Date by (B) the amount the Purchase Price would have been on the Purchase Date if such Mortgage Loan had been categorized as the type of Mortgage Loan (e.g., Exception Mortgage Loan, etc.) that it is categorized on the date of determination.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Buyer or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” shall mean:

Prior to the REIT Event:

(A) any transaction or event as a result of which Steve Holder and Shabi Asghar cease together to own, directly or indirectly at least 51% of the stock of each Seller;

(B) the sale, transfer, or other disposition of all or substantially all of a Seller’s assets (excluding any such action taken in connection with any securitization transaction); or

(C) the consummation of a merger or consolidation of a Seller with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not stockholders of such Seller immediately prior to such merger, consolidation or other reorganization;

On and after the REIT Event:

(A) any transaction or event as a result of which the Seller that becomes a REIT ceases to own, directly or indirectly 100% of the stock of any other Seller;

(B) the sale, transfer, or other disposition of all or substantially all of a Seller’s assets (excluding any such action taken in connection with any securitization transaction); or

(C) the consummation of a merger or consolidation of a Seller with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not stockholders of such Seller immediately prior to such merger, consolidation or other reorganization;

provided, that in no event shall the REIT Event be deemed a Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Account” means one or more accounts established by the Servicer for the benefit of Buyer, into which all collections and proceeds on or in respect of the Mortgage Loans shall be deposited by Servicer.

“Commitment Fee” has the meaning set forth in Annex II hereof.

“Committed Mortgage Loan” means a Mortgage Loan which is the subject of a Take-out Commitment with a Take-out Investor.

“Credit Limit” means, with respect to each HELOC, the maximum amount permitted under the terms of the related Credit Line Agreement.

“Credit Line Agreement” means, with respect to each HELOC, the related home equity line of credit agreement, account agreement and promissory note (if any) executed by the related Mortgagor and any amendment or modification thereof.

“Custodial Agreement” means the custodial agreement dated as of the date hereof, among Sellers, Buyer and Custodian as the same may be amended from time to time.

“Custodial Mortgage Loan Schedule” has the meaning assigned to such term in the Custodial Agreement.

“Custodian” means Deutsche Bank National Trust Company or such other party specified by Buyer and agreed to by each Seller, which approval shall not be unreasonably withheld.

“Default” means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Draw” means, with respect to each HELOC, an additional borrowing by the Mortgagor in accordance with the related Credit Line Agreement.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“ECC” means ECC Capital Corporation, its permitted successors and assigns.

“Effective Date” means the date upon which the conditions precedent set forth in Section 10 shall have been satisfied.

“Electronic Tracking Agreement” means an Electronic Tracking Agreement among Buyer, Sellers, MERS and MERSCORP, Inc., to the extent applicable as the same may be amended from time to time.

“Encore” means Encore Credit Corp., its permitted successors and assigns.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which any Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which any Seller is a member.

“Escrow Instruction Letter” means the Escrow Instruction Letter from the applicable Seller to the Settlement Agent, in the form of Exhibit K hereto, as the same may be modified, supplemented and in effect from time to time.

“Escrow Payments” means, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Event of Default” has the meaning specified in Section 15 hereof.

“Event of Termination” means with respect to Sellers (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified with 30 days of the occurrence of such event, or (ii) the withdrawal of any Seller or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by any Seller or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by a Seller or any ERISA Affiliate thereof to terminate any plan, or (v) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if any Seller or any ERISA Affiliate thereof fails to timely provide security to the Plan in accordance with the provisions of said sections, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by any Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for any Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any Plan.

“Exception Mortgage Loan” means any Mortgage Loan which is otherwise ineligible for purchase hereunder, or which otherwise becomes ineligible for purchase hereunder and which is approved by Buyer in its sole discretion; provided, however, that Sellers shall pay to Buyer a fee of $25 with respect to any such approval of an Exception Mortgage Loan other than a Wet-Ink Mortgage Loan and $10 with respect to any such approval of an Exception Mortgage Loan which is a Wet-Ink Mortgage Loan; and provided, that upon 30 days’ notice to the Sellers, Buyer may change such Exception Mortgage Loan approval fee. Buyer’s approval of a Mortgage Loan as an Exception Mortgage Loan shall expire on the earlier of (a) the date set forth by the Buyer in the written notice that such Mortgage Loan is approved as an Exception Mortgage Loan (an “Exception Notice”) or (b) the occurrence of any additional event, other than that set forth in the Exception Notice, which would cause the Mortgage Loan to become ineligible for purchase hereunder. The Pricing Rate, Market Value, Purchase Price and Buyer’s Margin Percentage with respect to Exception Mortgage Loans shall be set in the good faith discretion of Buyer. Buyer may at any time, and in its good faith discretion, no longer consider a Mortgage Loan an Exception Mortgage Loan, in which case such Mortgage Loan shall have a Market Value of zero.

“Existing Indebtedness” has the meaning specified in Section 13(a)(23) hereof.

“Expenses” means all present and future documented expenses incurred by or on behalf of the Buyer in good faith in connection with this Agreement or any of the other Program Agreement and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses shall include the reasonable cost of title, lien, judgment and other record searches; reasonable attorneys’ fees; and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.

“Fannie Mae” means Fannie Mae, the government sponsored enterprise formerly known as the Federal National Mortgage Association.

“FICO” means Fair Isaac & Co., or any successor thereto.

“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to each Seller’s regulators.

“Foreclosed Loan” means a Mortgage Loan, the property securing which has been foreclosed upon by a Seller.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor thereto.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis.

“GNMA” means the Government National Mortgage Association and any successor thereto.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over any Seller or Buyer, as applicable.

“Gross Margin” means, with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“HELOC” means a home equity revolving line of credit secured by a mortgage, deed of trust or other instrument creating a second lien on the related Mortgaged Property, which lien secures the related line of credit and (i) that is underwritten in accordance with each Seller’s Underwriting Guidelines and (ii) that either (a) will be sold or securitized by any Seller or (b) is subject to a Take-Out Commitment.

“High Cost Mortgage Loan” means a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (b) a “high cost,”

“threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law, the subject of which is predatory or abusive lending practices (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

“Income” means with respect to any Purchased Mortgage Loan at any time until repurchased by a Seller, any principal received thereon or in respect thereof and all interest, dividends or other distributions thereon.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

“Index” means, with respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the applicable Mortgage Interest Rate.

“Interest Only Adjustment Date” means, with respect to each Interest Only Loan, the date, specified in the related Mortgage Note on which the Monthly Payment will be adjusted to include principal as well as interest.

“Interest Only Loan” shall mean a Mortgage Loan which requires only payments of interest for a period of time specified in the related Mortgage Note.

“Interest Rate Adjustment Date” means the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

“Interest Rate Protection Agreement” means, with respect to any or all of the Purchased Mortgage Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or Take-out Commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by any Seller and an Affiliate of Buyer or such other party acceptable to Buyer in its sole discretion, which agreement is acceptable to Buyer in its sole discretion.

“LIBOR” means for each day, the rate of interest (calculated on a per annum basis) equal to the overnight British Bankers Association Rate as reported on the display designated as “BBAM” “Page DG8 4a” on Bloomberg (or such other display as may replace “BBAM” “Page DG8 4a” on Bloomberg) on such date of determination, and if such rate shall not be so quoted, the rate per annum at which Buyer is offered Dollar deposits at or about 11:00 a.m., (New York City time), on such day, by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its loans are then being conducted for delivery on such day for an overnight period, and in an amount comparable to the amount of the Purchase Price of Transactions to be outstanding on such day.

“Lien” means any mortgage, deed of trust, lien, pledge, charge, security interest or similar encumbrance.

“Loan to Value Ratio” or “LTV” means with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, with respect to a Mortgage Loan other than a HELOC, or the original Credit Limit, with respect to a HELOC, and, with respect to any Second Lien Mortgage Loan, the outstanding principal amount of any related first lien as of the date of origination of such mortgage loan, to the lesser of (a) the Appraised Value of the related Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within 12 months of the origination of such Mortgage Loan, the purchase price of the related Mortgaged Property.

“Margin Call” has the meaning specified in Section 6(a) hereof.

“Margin Deadline” has the meaning specified in Section 6(b) hereof.

“Margin Deficit” has the meaning specified in Section 6(a) hereof.

“Market Value” means, with respect to any Purchased Mortgage Loan as of any date of determination, the whole-loan servicing released fair market value of such Purchased Mortgage Loan on such date as determined by Buyer (or an Affiliate thereof) in its good faith discretion. Without limiting the generality of the foregoing, each Seller acknowledges that (a) in the event that a Purchased Mortgage Loan is not subject to a Take-out Commitment, Buyer may deem the Market Value for such Mortgage Loan to be no greater than par and (b) the Market Value of a Purchased Mortgage Loan may be reduced (including to zero) by Buyer if:

(i) a breach of a representation, warranty or covenant made by a Seller in this Agreement with respect to such Purchased Mortgage Loan has occurred and is continuing and such breach would be reasonably likely to adversely affect the value of such Purchased Mortgage Loan;

(ii) such Purchased Mortgage Loan (other than a Repurchased Mortgage Loan) is a Non-Performing Mortgage Loan;

(iii) such Purchased Mortgage Loan has been released from the possession of the Custodian under the Custodial Agreement (other than to a Take-out Investor pursuant to a Bailee Letter) for a period in excess of ten (10) calendar days;

(iv) such Purchased Mortgage Loan has been released from the possession of the Custodian under the Custodial Agreement to a Take-out Investor pursuant to a Bailee Letter for a period in excess of forty-five (45) calendar days;

(v) such Purchased Mortgage Loan has been subject to a Transaction hereunder for a period of greater than (a) 120 days for all Mortgage Loans other than Aged Loans or Repurchased Mortgage Loans and (b) 180 days with respect to each Aged Loan or Repurchased Mortgage Loan;

(vi) such Purchased Mortgage Loan is a Wet-Ink Mortgage Loan for which the Mortgage File has not been delivered to the Custodian on or prior to the eighth Business Day after the related Purchase Date;

(vii) such Purchased Mortgage Loan is no longer acceptable for purchase by Buyer (or an Affiliate thereof) under any of the flow purchase or conduit programs for which a Seller then has been approved due to a Requirement of Law relating to consumer credit laws or otherwise;

(viii) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Repurchased Mortgage Loans that are Purchased Mortgage Loans exceeds $3 million;

(ix) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Aged Loans (other than Repurchased Mortgage Loans) that are Purchased Mortgage Loans exceeds $ 10 million;

(x) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Second Lien Mortgage Loans (including HELOCs) that are Purchased Mortgage Loans exceeds $ 37.5 million;

(xi) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all HELOCs that are Purchased Mortgage Loans exceeds $ 20 million;

(xii) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Purchased Mortgage Loans for which the credit quality is below that of a B Credit Mortgage Loan exceeds 5% of the Maximum Aggregate Purchase Price;

(xiii) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Purchased Mortgage Loans for which the origination date with respect to such Mortgage Loan is greater than thirty (30) days prior to the related Purchase Date but not greater than sixty (60) days prior to the related Purchase Date exceeds $50,000,000;

(xiv) during the first five (5) Business Days and the last five (5) Business Days of each calendar month, when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Wet-Ink Mortgage Loans that are Purchased Mortgage Loans exceeds 40% of the Maximum Aggregate Purchase Price;

(xv) other than during the first five (5) Business Days and the last five (5) Business Days of each calendar month, when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Wet-Ink Mortgage Loans that are Purchased Mortgage Loans exceeds 30% of the Maximum Aggregate Purchase Price.

(xvi) such Purchased Mortgage Loan is a Repurchased Mortgage Loan for which the Mortgaged Property has been foreclosed upon or has been converted to REO Property.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties (taken as a whole), condition (financial or otherwise) or prospects of any Seller, or any of its Affiliates that is a party to any Program Agreement taken as a whole; (b) a material impairment of the ability of a Seller, or any Affiliate that is a party to any Program Agreement to perform under any Program Agreement to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Agreement against a Seller, or any Affiliate that is a party to any Program Agreement.

“Maximum Aggregate Purchase Price” means THREE HUNDRED MILLION DOLLARS ($300,000,000).

“Maximum Committed Purchase Price” shall mean (a) initially and until the ATNW $400m Step-Up Date ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000) and (b) on and after the ATNW $400m Step-Up Date, THREE HUNDRED MILLION DOLLARS ($300,000,000). All funds made available by Buyer to the Sellers under this Agreement will first be attributed to the Maximum Committed Purchase Price. For purposes of this Agreement, Mortgage Loans will be allocated first to the Maximum Committed Purchase Price based on the date on which such Mortgage Loan becomes subject to this Agreement, commencing from the earliest date to the most recent date. To the extent that there is availability under the Maximum Aggregate Purchase Price, but any Mortgage Loans proposed by the Sellers for purchase by Buyer would otherwise exceed the Maximum Committed Purchase Price, then to the extent that such Maximum Committed Purchase Price would be exceeded, such Mortgage Loans may be purchased by the Buyer on an uncommitted basis, in Buyer’s sole discretion.

“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS System” means the system of recording transfers of mortgages electronically maintained by MERS.

“Monthly Payment” means the scheduled monthly payment of principal and/or interest on a Mortgage Loan.

“Moody’s” means Moody’s Investors Service, Inc. or any successors thereto.

“Mortgage” means each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto.

“Mortgage File” means, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in Exhibit F to the Custodial Agreement.

“Mortgage Interest Rate” means the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Interest Rate Cap” means, with respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

“Mortgage Loan” means any Sub-Prime Mortgage Loan, Repurchased Mortgage Loan, Exception Mortgage Loan, Second Lien Mortgage Loan or HELOC, which is a fixed or floating-rate, one-to-four-family residential mortgage or home equity loan evidenced by a promissory note and secured by a Mortgage, which satisfies the requirements set forth in the Underwriting Guidelines and Section 13(b) hereof; provided, however, that, except as expressly approved in writing by Buyer, Mortgage Loans shall not include any “high-LTV” loans (i.e., a mortgage loan having a loan-to-value ratio in excess of 100% or in excess of such lower percentage set forth in the Underwriting Guidelines or with respect to Second Lien Mortgage Loans, a combined loan-to value ratio, in excess of the lower of (i) the percentage specified in the Underwriting Guidelines or (ii) 100%) or any High Cost Mortgage Loans and; provided, further, that the origination date with respect to such Mortgage Loan is no earlier than sixty (60) days prior to the related Purchase Date.

“Mortgage Loan Documents” means the documents in the related Mortgage File to be delivered to the Custodian.

“Mortgage Loan Schedule” means with respect to any Transaction as of any date, a mortgage loan schedule in the form of either (a) Exhibit C attached hereto or (b) a computer tape or other electronic medium generated by the Sellers, and delivered to Buyer and Custodian, which provides information (including, without limitation, the information set forth on Exhibit C attached hereto) relating to the Purchased Mortgage Loans in a format acceptable to Buyer.

“Mortgage Note” means the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” means the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by any Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Income” means, for any period and any Person, the net income of such Person for such period as determined in accordance with GAAP.

“Net Worth” means, with respect to any Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity (determined in accordance with GAAP).

“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Non-Performing Mortgage Loan” means (i) any Mortgage Loan for which any payment of principal or interest is more than fifty-nine (59) days past due, (ii) any Mortgage Loan with respect to which the related mortgagor is in bankruptcy or (iii) any Mortgage Loan with respect to which the related mortgaged property is in foreclosure.

“Non-Utilization Fee” has the meaning set forth in Annex III hereof.

“Notice Date” has the meaning given to it in Section 3(b) hereof.

“Obligations” means (a) all of Sellers’ indebtedness, obligations to pay the Repurchase Price on the Repurchase Date, the Price Differential on each Price Differential Payment Date, and other obligations and liabilities, to Buyer, its Affiliates or Custodian arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer in order to preserve any Purchased Mortgage Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Sellers’ indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Mortgage Loan, or of any exercise by Buyer of its rights under the Program Agreements, including, without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Sellers’ indemnity obligations to Buyer or Custodian or both pursuant to the Program Agreements.

“OFAC” has the meaning set forth in Section 13(a)(27) hereof.

“PBCG” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, partnership, corporation (including a business or statutory trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit or other plan established or maintained by any Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Post Default Rate” means an annual rate of interest equal to the greater of (a) the Pricing Rate plus 3% or (b) the Mortgage Interest Rate.

“Price Differential” means with respect to any Transaction as of any date of determination, an amount equal to the product of (A) the Pricing Rate for such Transaction and (B) the Purchase Price for such Transaction, calculated daily on the basis of a 360-day year for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date.

“Price Differential Payment Date” means, with respect to a Purchased Mortgage Loan, the 5th day of the month following the related Purchase Date and each succeeding 5th day of the month thereafter; provided, that, with respect to such Purchased Mortgage Loan, the final Price Differential Payment Date shall be the related Repurchase Date; and provided, further, that if any such day is not a Business Day, the Price Differential Payment Date shall be the next succeeding Business Day.

“Pricing Rate” means LIBOR plus:

(a) initially and until the ATNW $400m Step-Up Date:

(i) 1.125% with respect to Transactions the subject of which are Sub-Prime Mortgage Loans, Second Lien Mortgage Loans, HELOCs or Wet-Ink Mortgage Loans or (other than, in all cases, Aged Loans or Repurchased Mortgage Loans);

(ii) 1.25% with respect to Transactions the subject of which are Aged Loans (other than, in all cases, Repurchased Mortgage Loans

(iii) 2.00% with respect to Transactions the subject of which are Repurchased Mortgage Loans;

(iv) the rate determined in the sole discretion of Buyer with respect to Transactions the subject of which are Exception Mortgage Loans and any other Transactions so identified by the Buyer in agreeing to enter into a Transaction with respect to such Exception Mortgage Loan.

(b) On and after the ATNW $400m Step-Up Date:

(i) 0.875% with respect to Transactions the subject of which are Sub-Prime Mortgage Loans, Second Lien Mortgage Loans, HELOCs or Wet-Ink Mortgage Loans or (other than, in all cases, Aged Loans or Repurchased Mortgage Loans);

(ii) 1.00% with respect to Transactions the subject of which are Aged Loans (other than, in all cases, Repurchased Mortgage Loans

(iii) 1.75% with respect to Transactions the subject of which are Repurchased Mortgage Loans;

(iv) the rate determined in the sole discretion of Buyer with respect to Transactions the subject of which are Exception Mortgage Loans and any other Transactions so identified by the Buyer in agreeing to enter into a Transaction with respect to such Exception Mortgage Loan.

The Pricing Rate shall change in accordance with LIBOR, as provided in Section 5(a); provided that, in the event that a Seller shall sell to Buyer or an affiliate of Buyer pursuant to one of its flow purchase or conduit programs (but not including this Agreement) Mortgage Loans in an aggregate principal balance of at least the Pricing Rate Reduction Threshold in any calendar quarter, beginning with the calendar quarter which shall end on March 31, 2005, the Pricing Rate shall be reduced for such calendar quarter by 0.15% per annum multiplied by the average aggregate outstanding Purchase Price of all Purchased Mortgage Loans subject to Transactions for such quarter divided by twelve and multiplied by three, which reduction shall be applied to the weighted average Pricing Rate and shall be reflected in the Price Differential due on the next succeeding Price Differential Payment Date.

“Pricing Rate Reduction Threshold” means THREE HUNDRED MILLION DOLLARS ($300,000,000).

“Principal” has the meaning given to it in Annex I.

“Program Agreements” means, collectively, the Servicing Agreement, if any, the Servicer Notice, if any, the Custodial Agreement, this Agreement, the Electronic Tracking Agreement, if entered into, and, with respect to each Exception Mortgage Loan, a Purchase Confirmation.

“Prohibited Person” has the meaning set forth in Section 13(a)(27) hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Confirmation” means a confirmation of a Transaction, in the form attached as Exhibit B hereto.

“Purchase Date” means the date on which Purchased Mortgage Loans are to be transferred by the Sellers to Buyer.

“Purchase Price” means the price at which each Purchased Mortgage Loan is transferred by Sellers to Buyer, which shall equal:

(i) on the Purchase Date, in the case of Purchased Mortgage Loans which are Sub-Prime Mortgage Loans, Second Lien Mortgage Loans, HELOCs and Aged Loans (other than, in all cases, Mortgage Loans that are Repurchased Mortgage Loans) the lesser of either:

(A) the product of (1) the Market Value of such Purchased Mortgage Loan multiplied by (2) the applicable Purchase Price Percentage for such Mortgage Loan or

(B) the outstanding principal amount thereof as set forth on the related Mortgage Loan Schedule;

(ii) on the Purchase Date, in the case of Purchased Mortgage Loans which are Repurchased Mortgage Loans, the lesser of (1) the product of (A)(x) for the first 90 days in which the Purchased Mortgage Loan is subject to a Transaction, 85% and (y) thereafter, 85% minus an additional 10% for each 30-day period following the 90th day in which the Purchased Mortgage Loan is subject to a Transaction multiplied by (B) the outstanding principal balance thereof as set forth in the related Mortgage Loan Schedule or (2) 70% of the value reflected in the most recent BPO; and

(iv) on any day after the Purchase Date, except where Buyer and the Sellers agree otherwise, the amount determined under the immediately preceding clauses (i) or (ii) decreased by the amount of any cash transferred by the Sellers to Buyer pursuant to Section 4(c) hereof or applied to reduce the Sellers’ obligations under clause (ii) of Section 4(b) hereof or under Section 6 hereof.

“Purchase Price Percentage” means, with respect to each Mortgage Loan, the following percentage, as applicable:

(a) 98% with respect to Purchased Mortgage Loans that are Sub-Prime Mortgage Loans, Second Lien Mortgage Loans and HELOCs;

(b) 90% with respect to Aged Loans; and

(k) with respect to Transactions the subject of which are Exception Mortgage Loans, a percentage to be determined by Buyer in its sole discretion.

“Purchased Mortgage Loans” means the collective reference to Mortgage Loans together with the Repurchase Assets related to such Mortgage Loans transferred by a Seller to Buyer in a Transaction hereunder, listed on the related Mortgage Loan Schedule attached to the related Transaction Request, which such Mortgage Loans the Custodian has been instructed to hold pursuant to the Custodial Agreement.

“Qualified Insurer” means a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae or Freddie Mac.

“Qualified Originator” means an originator of Mortgage Loans which is acceptable under the Underwriting Guidelines.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Sellers or any other person or entity with respect to a Purchased Mortgage Loan. Records shall include the Mortgage Notes, any Mortgages, the Mortgage Files, the credit files related to the Purchased Mortgage Loan and any other instruments necessary to document or service a Mortgage Loan.

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“REIT Event” means the formation transactions, including without limitation, the merger of a wholly-owned subsidiary of ECC with and into Encore, and the initial public offering of common stock, par value $.001 per share, of ECC, in each case as further described in the registration statement on Form S-11 filed on August 13, 2004 (such registration statement, as amended as of the date hereof, together with the documents incorporated by reference therein, the “Registration Statement”) by ECC with the SEC under the Securities Act of 1933, as amended, relating to the registration of shares of common stock, as set forth in the prospectus contained in the Registration Statement.

“REO Property” means real property acquired by Sellers, including a Mortgaged Property acquired through foreclosure of a Mortgage Loan or by deed in lieu of such foreclosure.

“Reporting Date” means the 5th day of each month or, if such day is not a Business Day, the next succeeding Business Day.

“Repurchase Assets” has the meaning assigned thereto in Section 8 hereof.

“Repurchase Date” means the earlier of (i) the Termination Date, (ii) the date set forth in the applicable Purchase Confirmation, (iii) the date determined by application of Section 16 hereof or (iv) the date identified to Buyer by Sellers as the date that the related Mortgage Loan is to be sold pursuant to a Take-out Commitment.

“Repurchase Price” means the price at which Purchased Mortgage Loans are to be transferred from Buyer to Sellers upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the accrued but unpaid Price Differential as of the date of such determination.

“Repurchased Mortgage Loan” means a Mortgage Loan (a) which is repurchased by the Seller from DLJ Mortgage Capital, Inc. or an affiliate as a result of (i) a breach of representations and warranties under the agreed upon terms in which the claimed breach is not a result of fraud or material misrepresentation of fact by any party to the Mortgage Loan or consumer credit law violation, or (ii) an early payment default repurchase obligation, (b) where the claimed breach or early payment default is expressly identified to Buyer in writing, (c) which is subject to a Transaction hereunder for no more than 180 days and (d) which has not been foreclosed upon or converted to REO Property. Notwithstanding the foregoing, in no event will a Mortgage Loan be deemed a “Repurchased Mortgage Loan” if there is a breach of representation and warranty in respect of such Repurchased Mortgage Loan other than the breach identified in writing to the Buyer pursuant to subclause (b) of this definition.

“Request for Certification” means a notice sent to the Custodian reflecting the sale of one or more Purchased Mortgage Loans to Buyer hereunder.

“Requirement of Law” means, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person.

“S&P” means Standard & Poor’s Ratings Services, or any successor thereto.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Second Lien Mortgage Loan” shall mean a Mortgage Loan secured by a second lien on the related Mortgaged Property.

“Seller” means, as applicable, any of Encore, ECC and Bravo Credit or its permitted successors and assigns.

“Servicer” means, as of the Effective Date, Option One Mortgage Corporation and HomEq Mortgage Servicing Corp., or any servicer approved by Buyer in its exercise of good faith discretion, which may be a Seller.

“Servicer Notice” means the notice acknowledged by the Servicer substantially in the form of Exhibit M hereto.

“Servicing Agreement” means any servicing agreement entered into among Sellers, Buyer and a Servicer as the same may be amended from time to time.

“Settlement Agent” means, with respect to any Transaction the subject of which is a Wet-Ink Mortgage Loan, the entity approved by Buyer, in its sole good-faith discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated. A Settlement Agent is deemed approved unless Buyer notifies Sellers otherwise at any time electronically or in writing.

“SIPA” means the Securities Investor Protection Act of 1970, as amended from time to time.

“Subordinated Debt” means, Indebtedness of any Seller which is (i) unsecured, (ii) no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Termination Date and (iii) the payment of the principal of and interest on such Indebtedness and other obligations of such Seller in respect of such Indebtedness are subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Transactions and all other obligations and liabilities of such Seller to Buyer hereunder on terms and conditions approved in writing by Buyer and all other terms and conditions of which are satisfactory in form and substance to Buyer.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Sub-Prime Mortgage Loan” means a Mortgage Loan originated in accordance with the criteria established by Buyer for sub-prime mortgage loans, as determined by Buyer in its sole discretion.

“Take-out Commitment” means a commitment of a Seller to sell one or more identified Mortgage Loans to a Take-out Investor.

“Take-out Investor” means an institution which has made a Take-out Commitment and has been approved by Buyer.

“Termination Date” means the earlier of (a) January 13, 2006, and (b) the date of the occurrence of an Event of Default.

“Test Period” means any two (2) consecutive calendar quarters.

“Transaction” has the meaning set forth in Section 1 hereof.

“Transaction Request” means a request from any Seller to Buyer, in the form attached as Exhibit A hereto, to enter into a Transaction.

“Trust Receipt and Certification” means, with respect to any Transaction as of any date, a receipt and certification in the form attached as an exhibit to the Custodial Agreement.

“Underwriting Guidelines” means the standards, procedures and guidelines of the Sellers for underwriting and acquiring Mortgage Loans, which are set forth in the written policies and procedures of the Sellers, a copy of which is attached hereto as Exhibit G and such other guidelines as are identified and approved in writing by Buyer.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“Violation Deadline” has the meaning assigned thereto in Section 4(c) hereof.

“Wet-Ink Documents” means, with respect to any Wet-Ink Mortgage Loan, the (a) Transaction Request and (b) the Mortgage Loan Schedule.

“Wet-Ink Mortgage Loan” means a Mortgage Loan which a Seller is selling to Buyer simultaneously with the origination thereof.

3. Program; Initiation of Transactions

a. From time to time, Buyer will purchase from Sellers certain Mortgage Loans that have been either originated by Sellers or purchased by Sellers from other originators. This Agreement is a commitment by Buyer to enter into Transactions with the Sellers for an amount equal to the Maximum Committed Purchase Price. This Agreement is not a commitment by Buyer to enter into Transactions with the Sellers for amounts exceeding the Maximum Committed Purchase Price but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with the Sellers. Each Seller hereby acknowledges that, beyond the Maximum Committed Purchase Price, Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement. All Purchased Mortgage Loans shall exceed or meet the Underwriting Guidelines, and shall be serviced by Servicer. The aggregate Purchase Price of Purchased Mortgage Loans subject to outstanding Transactions shall not exceed the Maximum Aggregate Purchase Price.

b. With respect to each Transaction involving Mortgage Loans which are not Wet-Ink Mortgage Loans, Sellers shall give Buyer and Custodian at least 1 Business Day’s prior notice of any proposed Purchase Date (the date on which such notice is given, the “Notice Date”); provided, that if Sellers are delivering 25 or fewer Mortgage Loans, which are not Wet-Ink Mortgage Loans, on a Purchase Date, the notice shall be delivered at or before 10:30 a.m. (New York City time) on the Purchase Date. With respect to Wet-Ink Mortgage Loans, Sellers shall deliver notice of any proposed purchase at or before 4:00 p.m. (New York City time) on the Purchase Date. On the Notice Date, Sellers shall (i) request that Buyer enter into a Transaction by furnishing to Buyer a Transaction Request, (ii) deliver to Buyer and Custodian a Mortgage Loan Schedule and (iii) deliver to Custodian, or the Buyer, with respect to each Wet-Ink Mortgage Loan, either a Request for Certification and each Mortgage File or Wet-Ink Documents for each Wet-Ink Mortgage Loan, as applicable, in accordance with Section 10(b)(3) hereof. With respect to requested Transactions which would cause the aggregate outstanding Purchase Price for all outstanding Transactions to exceed the Maximum Committed Purchase Price, Buyer may enter into such requested Transaction or may notify the Sellers of its intention not to enter into such Transaction. In the event the Mortgage Loan Schedule provided by Sellers contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, Buyer shall provide written or electronic notice to Sellers describing such error and Sellers may either (a) give Buyer written or electronic authority to correct the computer data, reformat the Mortgage Loans or properly align the computer fields or (b) correct the computer data, reformat or properly align the computer fields itself and resubmit the Mortgage Loan Schedule as required herein. In the event that the Sellers give Buyer authority to correct the computer data, reformat the Mortgage Loan Schedule or properly align the computer fields, the Sellers shall pay $10 per change and any other direct expenses incurred by Buyer; provided, that upon 30 days’ notice to the Sellers, Buyer may change such computer correction fee. The Sellers shall hold Buyer harmless for such correction, reformatting or realigning, as applicable, except as otherwise expressly provided herein.

c. With respect to each Exception Mortgage Loan, upon receipt of the Transaction Request, Buyer shall, consistent with this Agreement, promptly specify the terms for such proposed Transaction in a written electronic confirmation, including the Purchase Price, the Pricing Rate, the Market Value and the Repurchase Date in respect of such Transaction. The terms thereof shall be set forth in the Purchase Confirmation to be delivered to Sellers on or prior to the Purchase Date.

d. With respect to each Exception Mortgage Loan, the electronic Purchase Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Sellers with respect to the Transaction to which the Purchase Confirmation relates, and Sellers’ acceptance of the related proceeds shall constitute Sellers’ agreement to the terms of such Purchase Confirmation unless an objection is received by the end of the next Business Day. It is the intention of the parties that, with respect to each Exception Mortgage Loan, each Purchase Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement. In the event of any conflict between this Agreement and, with respect to each Exception Mortgage Loan, a Purchase Confirmation, the terms of the Purchase Confirmation shall control with respect to the related Transaction.

e. Upon the satisfaction of the applicable conditions precedent set forth in Section 10 hereof, all of Sellers’ interest in the Repurchase Assets shall pass to Buyer on the Purchase Date, against the transfer of the Purchase Price to Sellers. Upon transfer of the Repurchase Assets to Buyer as set forth in this Section and until termination of any related Transactions as set forth in Sections 4 or 16 of this Agreement, ownership of each such Repurchase Asset, including each document in the related Mortgage File and Records, shall automatically, and without further action, be vested in Buyer; provided that, prior to the recordation by the Custodian as provided for in the Custodial Agreement record title in the name of the applicable Seller to each Mortgage shall be retained by the applicable Seller in trust, for the benefit of Buyer, for the sole purpose of facilitating the servicing and the supervision of the servicing of the Mortgage Loans.

f. With respect to each Wet-Ink Mortgage Loan, by no later than 12:00 noon, (New York City time) on the eighth Business Day following the applicable Purchase Date, Sellers shall cause the related Settlement Agent to deliver to the Custodian the remaining documents in the Mortgage File.

4. Repurchase

a. Sellers shall repurchase the related Purchased Mortgage Loans from Buyer on each related Repurchase Date without penalty or premium. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan (but liquidation or foreclosure proceeds as well as principal payments and margin payments received by Buyer shall be applied to reduce the Repurchase Price for such Purchased Mortgage Loan and such deductions shall be accounted for on each Price Differential Payment Date except as otherwise provided herein). Sellers are obligated to repurchase and take physical possession of the Purchased Mortgage Loans from Buyer or its designee (including the Custodian) at Sellers’ expense on the related Repurchase Date.

b. Provided that no Default shall have occurred and is continuing, and Buyer has received the related Repurchase Price upon repurchase of the Purchased Mortgage Loans, Buyer shall immediately terminate and release its ownership interest hereunder in the Purchased Mortgage Loans (including, the Repurchase Assets related thereto). With respect to payments in full by the related Mortgagor of a Purchased Mortgage Loan, Sellers agree to (i) provide Buyer with a copy of a report from the related Servicer indicating that such Purchased Mortgage Loan has been paid in full, (ii) remit to Buyer, within two Business Days of such Seller’s receipt from the Servicer of cash proceeds of any such Mortgagor’s payment in connection with a Purchased Mortgage Loan, the Repurchase Price with respect to such Purchased Mortgage Loans and (iii) provide Buyer a notice specifying each Purchased Mortgage Loan that has been prepaid in full. Buyer agrees to release its ownership interest in Purchased Mortgage Loans which have been prepaid in full after receipt of evidence of compliance with clauses (i) through (iii) of the immediately preceding sentence.

c. In the event that at any time any Purchased Mortgage Loan violates the applicable sublimit set forth in the definition of Market Value, Buyer may, in its sole discretion, redesignate such Mortgage Loan as an Exception Mortgage Loan. If Buyer does not redesignate such Mortgage Loan as an Exception Mortgage Loan, and if Sellers fail to notify Buyer within five (5) Business Days following notice or knowledge of such violation that Sellers do not want to receive a bid for such Mortgage Loan as described below, Buyer or an Affiliate of Buyer may offer to terminate Sellers’ right and obligation to repurchase such Mortgage Loan by paying Sellers a price to be set by Buyer in its sole discretion (a “Bid”). Sellers, within five (5) Business Days of receipt of Buyer’s bid (the “Violation Deadline”) may, in its sole discretion, either (i) accept Buyer’s bid, terminating Sellers’ right to repurchase such Mortgage Loan under this Agreement or (ii) immediately repurchase the Mortgage Loan at the Repurchase Price in accordance with this Section 4. Sellers shall pay Buyer a bid fee equal to $250 (the “Bid Fee”) with respect to each Mortgage Loan on which Buyer or its Affiliate makes a Bid, regardless of whether the Bid is accepted and such Bid Fee shall be due and payable to Buyer on or before the Violation Deadline. Any amount paid by Buyer or its Affiliate to terminate Sellers’ right to repurchase a Purchased Mortgage Loan if a Bid is accepted pursuant to this Section shall be applied by Buyer toward the outstanding Repurchase Price for the applicable Transaction.

5. Price Differential.

a. Notwithstanding Buyer’s and Sellers’ intention that the Transactions hereunder be sales to Buyer of Purchased Mortgage Loans (other than for tax purposes, as set forth in Section 26(e)), on each Business Day that a Transaction is outstanding, the Pricing Rate for each such Transaction shall be reset and, unless otherwise agreed, the accreted value of the Price Differential shall be settled in cash on each related Price Differential Payment Date. Two Business Days prior to the Price Differential Payment Date, Buyer shall give Sellers written or electronic notice of the amount of the Price Differential due on such Price Differential Payment Date. On the Price Differential Payment Date, Sellers shall pay to Buyer the Price Differential for such Price Differential Payment Date (along with any other amounts to be paid on such date pursuant to Sections 7, 34 and 35 hereof), by wire transfer in immediately available funds.

b. If Sellers fail to pay all or part of the Price Differential by 3:00 p.m. (New York City time) on the related Price Differential Payment Date, with respect to any Purchased Mortgage Loan, Sellers shall be obligated to pay to Buyer (in addition to, and together with, the amount of such Price Differential) interest on the unpaid Repurchase Price relating to such Purchased Mortgage Loan at a rate per annum equal to the Post Default Rate until the Price Differential relating to such Purchased Mortgage Loan is received in full by Buyer.

c. Sellers may remit to Buyer funds in $500,000 increments up to the outstanding Purchase Price, to be held as unsegregated cash margin and collateral for all Obligations under the Repurchase Agreement (such amount, to the extent not applied to Obligations under the Repurchase Agreement, the “Buydown Amount”). The Buydown Amount shall be used by Buyer in order to calculate the Price Differential, which will accrue on the Purchase Price then outstanding minus the Buydown Amount, applied to Transactions involving Sub-Prime Mortgage Loans or Second Lien Mortgage Loans (including HELOCs). The Sellers shall be entitled to request a drawdown of the Buydown Amount or remit additional funds to be added to the Buydown Amount in increments of $500,000 no more than one time per week. Without limiting the generality of the foregoing, in the event that a Margin Call or other Default exists, the Buyer shall be entitled to use any or all of the Buydown Amount to cure such circumstance or otherwise exercise remedies available to the Buyer without prior notice to, or consent from, the Sellers.

6. Margin Maintenance

a. If at any time the Market Value of any Purchased Mortgage Loan subject to a Transaction is less than Buyer’s Margin Amount for such Transaction (a “Margin Deficit”), then Buyer may by notice to any Seller require Sellers to transfer to Buyer cash in an amount at least equal to the Margin Deficit (such requirement, a “Margin Call”).

b. Notice delivered pursuant to Section 6(a) may be given by any written means. Any notice given before 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on such Business Day; notice given after 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the following Business Day (the foregoing time requirements for satisfaction of a Margin Call are referred to as the “Margin Deadlines”). The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Sellers and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Sellers.

c. In the event that a Margin Deficit exists with respect to any Purchased Mortgage Loan, Buyer may retain any funds received by it to which the Sellers would otherwise be entitled hereunder, which funds shall be applied by Buyer against any Purchased Mortgage Loan for which the related Margin Deficit remains otherwise unsatisfied (except that funds that constitute the Buydown Amount may be applied in the Buyer’s sole discretion). Notwithstanding the foregoing, the Buyer retains the right, in its sole discretion, to make a Margin Call in accordance with the provisions of this Section 6.

7. Income Payments

a. If Income is paid in respect of any Purchased Mortgage Loan during the term of a Transaction, such Income shall be the property of Buyer except as otherwise provided herein. Notwithstanding the foregoing, and provided no Event of Default has occurred and is continuing, Buyer agrees that if a Servicer is in place for any Purchased Mortgage Loans, such Servicer shall be permitted to collect, deposit, remit or retain Income in accordance with the related Servicing Agreement to the Collection Account. Sellers shall, or shall cause a Servicer to, deposit all Income received in its capacity as Servicer of any Purchased Mortgage Loans to the Collection Account in accordance with Section 12(c) hereof.

b. Provided no Event of Default has occurred and is continuing, on each Price Differential Payment Date, Sellers shall, or shall cause a Servicer to, remit to Buyer an amount equal to the Price Differential out of the interest portion of the Income received in respect of the Purchased Mortgage Loans for the preceding month in accordance with Section 5 of this Agreement. Upon termination of any Transaction, to the extent that there is any excess Income after repayment of all amounts to be transferred to Buyer by Sellers, Buyer shall apply the excess Income to reduce the Repurchase Price due upon termination of any other outstanding Transactions unless the related Seller directs the excess Income to be deposited into the Buydown Account.

c. In the event that an Event of Default has occurred and is continuing, notwithstanding any provision set forth herein, Sellers shall remit to Buyer all Income received with respect to each Purchased Mortgage Loan on the related Price Differential Payment Date or on such other date or dates as Buyer notifies Sellers in writing.

d. Notwithstanding any provision to the contrary in this Section 7, within two (2) Business Days of receipt by Sellers of any prepayment of principal in full, with respect to a Purchased Mortgage Loan, Sellers shall remit such amount to Buyer and Buyer shall immediately apply any such amount received by Buyer to reduce the amount of the Repurchase Price due upon termination of the related Transaction.

e. Notwithstanding anything to the contrary set forth herein, upon notice by Buyer to Sellers, Sellers shall cause Servicer to remit to Buyer all collections received by Servicer or Sellers on the Purchased Mortgage Loans at least once in each month.

8. Security Interest

Although the parties intend that all Transactions hereunder be sales and purchases and not loans, other than for tax purposes, as described in Section 26(e), in the event any such Transactions are deemed to be loans, each Seller hereby pledges to Buyer as security for the performance by Sellers of their Obligations and hereby grants, assigns and pledges to Buyer a first priority security interest in the Purchased Mortgage Loans, the Records, and all related servicing rights, the Program Agreements (to the extent such Program Agreements and Sellers’ right thereunder relate to the Purchased Mortgage Loans), any related Take-out Commitments, any Property relating to the Purchased Mortgage Loans, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance, Income, the Collection Account, the Buydown Account, Interest Rate Protection Agreements, bank accounts (including any interest of Sellers in escrow accounts) and any other contract rights, instruments, accounts, payments, rights to payment (including payments of interest or finance charges) general intangibles and other assets included in the Purchased Mortgage Loans (including, without limitation, any other bank accounts) or any interest in the Purchased Mortgage Loans, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Transaction Request and/or Trust Receipt and Certification, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”). Sellers agree to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Buyer’s security interest created hereby. Furthermore, Sellers hereby authorize the Buyer to file financing statements relating to the Repurchase Assets, as the Buyer, at its option, may deem appropriate. The Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section.

9. Payment and Transfer

Unless otherwise mutually agreed in writing, all transfers of funds to be made by Sellers hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the following account maintained by Buyer: Account No. 3059 0128, for the account of CSFB Buyer/Encore Seller-Inbound Account, Citibank, ABA No. 021 000 089 or such other account as Buyer shall specify to Sellers in writing. Sellers acknowledge that they have no rights of withdrawal from the foregoing account. All Purchased Mortgage Loans transferred by one party hereto to the other party shall be in the case of a purchase by Buyer in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as Buyer may reasonably request. All Purchased Mortgage Loans shall be evidenced by a Trust Receipt and Certification. Any Repurchase Price received by Buyer after 3:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day.

10. Conditions Precedent

a. Initial Transaction. Buyer’s obligation to enter into the initial Transaction hereunder with respect to each Seller is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from the Sellers any fees and expenses payable hereunder by or at such time, and all of the following documents with respect to that Seller and in all cases, Encore, (unless otherwise expressly indicated), each of which shall be satisfactory to Buyer and its counsel in form and substance:

(1) Program Agreements. The Program Agreements (including without limitation a Custodial Agreement in a form acceptable to Buyer) duly executed and delivered by the parties thereto.

(2) Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(3) Organizational Documents. A certificate of the corporate secretary of each Seller substantially in the form of Exhibit H hereto, attaching certified copies of each Seller’s charter, bylaws and corporate resolutions approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Agreements.

(4) Good Standing Certificate. A certified copy of a good standing certificate from the jurisdiction of organization of each Seller, dated as of no earlier than the date 10 Business Days prior to the Purchase Date with respect to the initial Transaction hereunder.

(5) Incumbency Certificate. An incumbency certificate of the corporate secretary of each Seller, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.

(6) Opinion of Counsel. An opinion of each Seller’s counsel, in form and substance substantially as set forth in Exhibit F attached hereto.

(7) Underwriting Guidelines. A true and correct copy of the Underwriting Guidelines certified by an officer of the each Seller.

(8) Fees. Payment of any fees due to Buyer hereunder on or prior to the initial Transaction.

b. All Transactions. The obligation of Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(1) Due Diligence Review. Without limiting the generality of Section 36 hereof, Buyer shall have completed, to its satisfaction, its due diligence review of the related Mortgage Loans and Sellers.

(2) Required Documents.

(a) With respect to each Purchased Mortgage Loan which is not a Wet-Ink Mortgage Loan, the Mortgage File has been delivered to the Custodian (i) with respect to any purchase of 25 or fewer Mortgage Loans on a single Purchase Date, at or prior to 3:00 p.m. (New York City time) on the Purchase Date, and (ii) with respect to any purchase of 26 or more Mortgage Loans on a single Purchase Date, not later than 4:00 p.m. (New York City time) on the Business Day immediately prior to the Purchase Date;

(b) With respect to each Wet-Ink Mortgage Loan, the Wet-Ink Documents have been delivered to Buyer or Custodian, as the case may be, by 4:00 p.m. (New York City time) on the Purchase Date.

(3) Transaction Documents. Buyer or its designee shall have received on or before the day of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(a) A Transaction Request delivered pursuant to Section 3(c) hereof and a Purchase Confirmation not objected to electronically within one Business Day.

(b) The Request for Certification and the related Custodial Mortgage Loan Schedule, and the Trust Receipt.

(c) Such certificates or other documents as Buyer may reasonably request.

(4) No Default. No Default or Event of Default shall have occurred and be continuing as to which any Seller has notice or knowledge;

(5) Requirements of Law. Buyer shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on LIBOR.

(6) Representations and Warranties. Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties made by each Seller in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(7) Electronic Tracking Agreement. To the extent any of the Sellers are selling Mortgage Loans which are registered on the MERS® System, an Electronic Tracking Agreement entered into, duly executed and delivered by such Seller and the other parties thereto and being in full force and effect, free of any modification, breach or waiver.

(8) Material Adverse Change. None of the following shall have occurred and/or be continuing:

(a) Credit Suisse First Boston, New York Branch’s corporate bond rating as calculated by S&P or Moody’s has been lowered or downgraded to a rating below investment grade by S&P or Moody’s;

(b) an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance Purchased Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(c) an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events.

(9) Underwriting Guidelines. In the event that the Sellers have made any amendment or modification to the Underwriting Guidelines, the Sellers shall have promptly delivered to the Buyer a complete copy of the amended or modified Underwriting Guidelines, which the Buyer shall not have, in good faith, disapproved.

11. Program; Costs

a. Sellers shall reimburse Buyer for any of Buyer’s reasonable out-of-pocket costs, including reasonable (under the circumstances) due diligence review costs and reasonable attorney’s fees, incurred by Buyer in determining the acceptability to Buyer of any Mortgage Loans. Sellers shall also pay, or reimburse Buyer if Buyer shall pay, any termination fee, which may be due any Servicer. Sellers shall pay the fees and expenses of Buyer’s counsel in connection with the Program Agreements. Legal fees for any subsequent amendments to this Agreement or related documents shall be borne by Sellers. Sellers shall pay ongoing custodial and bank fees and expenses as set forth on Exhibit L hereto, and any other ongoing fees and expenses under any other Program Document.

b. If, due to the introduction of, any change in, or the compliance by Buyer with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyer in engaging in the present or any future Transactions, then Sellers agree to pay to Buyer, from time to time, upon demand by Buyer (with a copy to Custodian) the actual cost of additional documented amounts as specified by Buyer to compensate Buyer for such increased costs. A certificate as to any additional amounts payable pursuant to this Section submitted by the Buyer to the Sellers shall be conclusive in the absence of manifest error.

c. With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Sellers in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Sellers’ behalf, provided such person is listed on the certificate delivered pursuant to Section 10(a)(5) hereof. In each such case, Sellers hereby waive the right to dispute Buyer’s record of the terms of the Purchase Confirmation, request or other communication.

d. Notwithstanding the assignment of any Seller’s rights under the Program Agreements with respect to each Purchased Mortgage Loan to Buyer, Sellers agree and covenant with Buyer to enforce diligently Sellers’ rights and remedies set forth in the Program Agreements.

e. Any payments made by Sellers to Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if such payer shall be required by law to deduct or withhold any taxes from any sums payable to Buyer, then such payer shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) pay to Buyer the sum that would have been payable had such deduction or withholding not been made, and (C) at the time Price Differential is paid, pay to Buyer all additional amounts as specified by Buyer to preserve the after-tax yield Buyer would have received if such tax had not been imposed, and otherwise indemnify Buyer for any such taxes imposed.

12. Servicing

a. Sellers, on Buyer’s behalf, shall contract with Servicer to, or if a Seller is the Servicer, such Seller shall, service the Mortgage Loans consistent with the degree of skill and care that Sellers customarily require with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices. The Servicer shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Mortgage Loans or any payment thereunder. Buyer may terminate the servicing of any Mortgage Loan with the then-existing servicer in accordance with Section 12(e) hereof.

b. Sellers shall cause the Servicer to hold or cause to be held all escrow funds collected by Servicer with respect to any Purchased Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

c. Sellers shall cause the Servicer to deposit all collections received by Servicer on the Purchased Mortgage Loans in the Collection Account no later than the 5th Business Day following receipt; provided, however, that any amounts required to be remitted to Buyer shall be deposited in the Collection Account on or prior to the day on which such remittance is to occur.

d. Upon Buyer’s request, Sellers shall provide promptly to Buyer (i) a Servicer Notice addressed to and agreed to by the Servicer of the related Purchased Mortgage Loans, advising such Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in such Purchased Mortgage Loans and the Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the Purchased Mortgage Loans and any related Income with respect thereto.

e. Upon the occurrence of an Event of Default hereunder or a material default under the Servicing Agreement, Buyer shall have the right to immediately terminate the Servicer’s right to service the Purchased Mortgage Loans under the

Servicing Agreement without payment of any penalty or termination fee. Sellers and the Servicer shall cooperate in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion.

f. If Sellers should discover that, for any reason whatsoever, Sellers or any entity responsible to Sellers for managing or servicing any such Purchased Mortgage Loan have failed to perform fully Sellers’ obligations under the Program Agreements or any of the obligations of such entities with respect to the Purchased Mortgage Loans, Sellers shall promptly notify Buyer.

13. Representations and Warranties

a. Each Seller represents and warrants severally to Buyer as of the date hereof and as of each Purchase Date for any Transaction that:

(1) Sellers’ Existence. Such Seller has been duly organized and is validly existing as a corporation in good standing under the laws of the state of formation.

(2) Licenses. Such Seller is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to be so qualified or licensed is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect. Each Seller has the requisite power and authority and legal right to originate and purchase Mortgage Loans (as applicable) and to own, sell and grant a lien on all of its right, title and interest in and to the Mortgage Loans, and to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement, each Program Agreement and any Transaction Request or, if applicable, Purchase Confirmation.

(3) Power. Each Seller has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.

(4) Due Authorization. Each Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Agreements, as applicable. This Agreement, any Transaction Request, Purchase Confirmation and the Program Agreements (x) have been (or, in the case of Program Agreements and any Transaction Request, Purchase Confirmation not yet executed, will be) duly authorized, executed and delivered by each Seller, (y) all requisite or other corporate action necessary to authorize the execution and performance thereof has been taken, and (z) each such agreement is valid, binding and enforceable against each Seller party thereto accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity (whether in a case brought at law or in equity).

(5) Financial Statements. The Sellers have heretofore furnished to Buyer a copy of (a) their consolidated balance sheets and the consolidated balance sheets of their consolidated Subsidiaries for the fiscal year of the Sellers ended December 31, 2003 and the related consolidated statements of income and retained earnings and of cash flows for the Sellers and their consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Grant Thornton and (b) their consolidated balance sheets and the consolidated balance sheets of their consolidated Subsidiaries for the quarterly fiscal periods of the Sellers ended March 31, 2004, June 30, 2004 and September 30, 2004 and the related consolidated statements of income and retained earnings and of cash flows for the Sellers and their consolidated Subsidiaries for such quarterly fiscal period, setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Sellers and their Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2003, there has been no material adverse change in the consolidated business, operations or financial condition of the Sellers and their consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor are the Sellers aware of any state of facts which (with notice or the lapse of time) would or could result in any such material adverse change. The Sellers have, on the date of the statements delivered pursuant to this Section (the “Statement Date”) no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of the Sellers except as heretofore disclosed to Buyer in writing.

(6) Event of Default. There exists no Event of Default under Section 15(b) hereof, which default gives rise to a right to accelerate Indebtedness as referenced in Section 15(b) hereof, under any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money or to the repurchase of mortgage loans or securities.

(7) Solvency. Each Seller is solvent and will not be rendered insolvent by any Transaction and, after giving effect to such Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business. No Seller intends to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of their assets. The amount of consideration being received by each Seller upon the sale of the Purchased Mortgage Loans to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Mortgage Loans. Sellers are not transferring any Purchased Mortgage Loans with any intent to hinder, delay or defraud any of its creditors.

(8) No Conflicts. The execution, delivery and performance by each Seller of this Agreement, any Transaction Request or Purchase Confirmation hereunder and the Program Agreements do not conflict with any term or provision of the certificate of incorporation or by-laws of Sellers or any law, rule, regulation, order, judgment, writ, injunction or decree applicable to Sellers of any court, regulatory body, administrative agency or governmental body having jurisdiction over Sellers, which conflict would reasonably be expected to have a Material Adverse Effect and will not result in any violation of any such mortgage, instrument, agreement or obligation to which any Seller is a party.

(9) True and Complete Disclosure. All information, reports, exhibits, schedules, financial statements or certificates of each Seller or any Affiliate thereof or any of their officers furnished or to be furnished to Buyer in connection with the initial or any ongoing due diligence of Sellers, or any Affiliate or officer thereof, and the negotiation, preparation, or delivery of the Program Agreements are, when taken as a whole (and will be when given), true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All financial statements have been prepared in accordance with GAAP.

(10) Approvals. No consent, approval, authorization or order of, registration or filing (other than the filings of the UCC-1 financing statements) with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by Sellers of this Agreement, any Transaction Request, Purchase Confirmation and the Program Agreements.

(11) Litigation. There is no action, proceeding or investigation pending with respect to which any Seller has received service of process or, to the best of Sellers’ knowledge threatened against it before any court, administrative agency or other tribunal (A) asserting the invalidity of this Agreement, any Transaction, Transaction Request, Purchase Confirmation or any Program Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, any Transaction Request, Purchase Confirmation or any Program Agreement, (C) that makes a claim individually in an amount greater than $2 million or in an aggregate amount greater than $5 million, (D) which requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder or (E) which would reasonably be expected to materially and adversely affect the validity of the

Mortgage Loans or the performance by it of its obligations under, or the validity or enforceability of, this Agreement, any Transaction Request, Purchase Confirmation or any Program Agreement.

(12) Material Adverse Effect. There has been no development or adverse change in the business, operations, financial condition, properties or prospects of any Seller since the date set forth in the most recent financial statements supplied to Buyer that has had or could have a Material Adverse Effect.

(13) Ownership. Upon payment of the Purchase Price and the filing of the related financing statement and delivery of the Mortgage Files to the Custodian and the Custodian’s receipt of the related Request for Certification, Buyer shall become the sole owner of the Purchased Mortgage Loans and related Repurchase Assets, free and clear of all liens and encumbrances.

(14) Underwriting Guidelines. The Underwriting Guidelines attached hereto as Exhibit G provided to Buyer are the true and correct Underwriting Guidelines of the Sellers.

(15) Taxes. Each Seller and their Subsidiaries have timely filed all tax returns that are required to be filed by them and have paid all taxes, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Sellers and their Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Sellers, adequate.

(16) Investment Company. No Seller nor any of their Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(17) Chief Executive Office; Jurisdiction of Organization. On the Effective Date, Sellers’ chief executive offices, are, and have been, located at 1833 Alton Parkway, Irvine, CA 92606. On the Effective Date, Encore’s jurisdiction of organization is California. On the Effective Date, Bravo Credit’s jurisdiction of organization is California. On the Effective Date, ECC’s jurisdiction of organization is Maryland. Sellers shall provide Buyer with thirty days advance notice of any change in Sellers’ principal office or place of business or jurisdiction. No Seller has a trade name. During the preceding five years, Sellers have not been known by or done business under any other names, corporate or fictitious, and have not filed or had filed against them any bankruptcy receivership or similar petitions nor have they made any assignments for the benefit of creditors.

(18) Location of Books and Records. The location where Sellers keep their books and records, including all computer tapes and records relating to the Purchased Mortgage Loans and the related Repurchase Assets is their chief executive offices.

(19) Adjusted Tangible Net Worth. On the Effective Date, Sellers’ Adjusted Tangible Net Worth, on a consolidated basis, is not less than $40,000,000.

(20) ERISA. Each Plan to which a Seller or its Subsidiaries make direct contributions, and, to the knowledge of a Seller, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

(21) Adverse Selection. Sellers have not selected the Purchased Mortgage Loans from and among Mortgage Loans in its portfolio that meet the requirements of inclusion in a Transaction in a manner so as to adversely affect Buyer’s interests.

(22) Agreements. No Seller nor any Subsidiary of any Seller is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 13(a)(5) hereof. No Seller is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default would reasonably be expected to have a Material Adverse Effect. No holder of any Indebtedness of any Seller has given such Seller notice of any asserted default thereunder.

(23) Other Indebtedness. All Indebtedness (other than Indebtedness evidenced by this Agreement) of each Seller existing on the date hereof is listed on Exhibit J hereto (the “Existing Indebtedness”).

(24) No Reliance. Each Seller has made its own independent decisions to enter into the Program Agreements and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Sellers are not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(25) Plan Assets. No Seller is an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3-101 in the Seller’s hands.

(26) Real Estate Investment Trust. On and after the REIT Event, ECC has not engaged in any “prohibited transaction” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code, which would cause ECC to be subject to a tax equal to 100% of the net income derived from such prohibited transaction in excess of $2,000,000. Commencing with its taxable year ending December 31, 2005, ECC will be entitled to a dividends paid deduction, as described in Section 857(b)(2)B) of the Code, with respect to applicable dividends paid or deemed paid by it with respect to each tax year for which it claims such a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service.

(27) No Prohibited Persons. No Seller nor any of their Affiliates, officers, directors, partners or members, is an entity or person (or to the a Seller’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

b. With respect to every Purchased Mortgage Loan, each Seller jointly and severally represents and warrants to Buyer as of the applicable Purchase Date for any Transaction and each date thereafter that each representation and warranty set forth on Schedule 1 is true and correct.

c. The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Mortgage Loans to Buyer and shall continue for so long as the Purchased Mortgage Loans are subject to this Agreement. Upon discovery by any Seller, Servicer (to the extent a Seller is a Servicer) or Buyer of any breach of any of the representations or warranties set forth in this Agreement, the party discovering such breach shall promptly give notice of such discovery to the others. Buyer has the right to require, in its unreviewable discretion, Sellers to repurchase within 1 Business Day after receipt of notice from Buyer any Purchased Mortgage Loan (i) for which a breach of one or more of the representations and warranties referenced in Section 13(b) exists and which breach has a material adverse effect on the value of such Mortgage Loan or the interests of Buyer or (ii) which is determined by Buyer, in its good faith discretion, to be unacceptable for inclusion in a securitization.

14. Covenants

Each Seller covenants with Buyer that, during the term of this facility:

a. Adjusted Tangible Net Worth. On and after the Effective Date and prior to the REIT Event, the Sellers, on a consolidated basis, shall maintain an Adjusted Tangible Net Worth of at least the sum of (i) $40 million and (ii) 50% of Sellers’ positive quarterly net income for such quarter, on a consolidated basis. On and after the REIT Event, the Sellers shall maintain, on a consolidated basis, an Adjusted Tangible Net Worth of the greater of (a) 70% of net equity raised in connection with the REIT Event and (b) $40 million.

b. Indebtedness to Adjusted Tangible Net Worth Ratio. Sellers’ ratio of Indebtedness to Adjusted Tangible Net Worth, on a consolidated basis, shall not exceed (i) on and after the Effective Date until but not including the REIT Event, 20:1 and (ii) on and after the REIT Event, 15:1.

c. Litigation. Each Seller will promptly, and in any event within ten (10) days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting such Seller, or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Program Agreements or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim individually in an amount greater than $2 million or in an aggregate amount greater than $5 million, or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect. Each Seller will promptly provide notice of any judgment, which with the passage of time, could cause an Event of Default hereunder.

d. Prohibition of Fundamental Changes. Except for the REIT Event, no Seller shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that any Seller may merge or consolidate with (a) any wholly owned subsidiary of Seller, or (b) any other Person if such Seller is the surviving corporation; and provided further, that if after giving effect thereto, no Default would exist hereunder.

e. Maintenance of Profitability. Sellers shall not permit (i) for any Test Period, Net Income, on a consolidated basis, for such Test Period, before income taxes for such Test Period and distributions made during such Test Period, to be less than $1.00; and (ii) for any calendar quarter, a loss for such calendar quarter to be greater than or equal to 15% of Sellers’ Adjusted Tangible Net Worth, on a consolidated basis, for such calendar quarter.

f. Maintenance of Liquidity. The Sellers, on a consolidated basis, shall ensure that, as of the end of each calendar month, they have Cash Equivalents in an amount not less than (i) on and after the Effective Date until the REIT Event, 30% of Sellers’ Adjusted Tangible Net Worth, on a consolidated basis, for such calendar month and (ii) on and after the REIT Event, $30,000,000.

g. Servicer; Asset Tape. Upon the occurrence of any of the following (a) the occurrence and continuation of an Event of Default, (b) the tenth Business Day of each month, or (c) upon the request of Buyer, Sellers shall cause Servicer to provide to Buyer, electronically, in a format mutually acceptable to Buyer and Sellers, an Asset Tape by no later than the Reporting Date. Sellers shall not cause the Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to Sellers, Option One or HomEq with the execution of this Agreement.

h. Insurance. The Sellers will continue to maintain, for Sellers and their Subsidiaries, Fidelity Insurance in an aggregate amount at least equal to $1,000,000. The Sellers shall maintain, for Sellers and their Subsidiaries, Fidelity Insurance in respect of their officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets. The Sellers shall notify the Buyer of any material change in the terms of any such Fidelity Insurance.

i. No Adverse Claims. Sellers warrant and will defend, and shall cause any Servicer to defend, the right, title and interest of Buyer in and to all Purchased Mortgage Loans and the related Repurchase Assets against all adverse claims and demands.

j. Assignment. Except as permitted herein, no Seller nor any Servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Mortgage Loans or any interest therein, provided that this Section shall not prevent any transfer of Purchased Mortgage Loans in accordance with the Program Agreements.

k. Security Interest. Sellers shall do all things necessary to preserve the Purchased Mortgage Loans and the related Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder.

l. Records.

(1) Sellers shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Mortgage Loans in accordance with industry custom and practice for assets similar to the Purchased Mortgage Loans, including those maintained pursuant to the preceding subparagraph, and all such Records shall be in Custodian’s possession unless Buyer otherwise approves. Sellers will not cause any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event Sellers will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file. Sellers or the Servicer of the Purchased Mortgage

Loans will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices for assets similar to the Purchased Mortgage Loans and preserve them against loss.

(2) For so long as Buyer has an interest in or lien on any Purchased Mortgage Loan, Sellers will hold or cause to be held all related Records in trust for Buyer. Sellers shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Buyer granted hereby.

(3) Upon reasonable advance notice from Custodian or Buyer, Sellers shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Sellers with their chief operating officers and chief financial officers and to discuss the affairs, finances and accounts of Sellers with their independent certified public accountants.

m. Books. Sellers shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Mortgage Loans to Buyer.

n. Approvals. Each Seller shall maintain all licenses, permits or other approvals necessary for such Seller to conduct its business and to perform its obligations under the Program Agreements, and such Seller shall conduct its business strictly in accordance with applicable law.

o. Material Change in Business. Sellers shall not make any material change in the primary nature of its business as carried on at the date hereof. There shall be no material change in the senior management of any Seller.

p. Underwriting Guidelines. In the event that the Sellers make any amendment or modification to the Underwriting Guidelines, the Seller shall promptly deliver to Buyer a complete copy of the amended or modified Underwriting Guidelines.

q. Distributions. No Seller shall pay any dividends greater than Net Income in any given calendar year. If an Event of Default has occurred and is continuing, no Seller shall pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Sellers.

r. Applicable Law. Each Seller shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority and cause the Purchased Mortgage Loans or the related Repurchase Assets to comply in all material respects with all applicable rules, regulations and other laws. Sellers will not allow any default for which any Seller is responsible to occur under any Program Agreement and Sellers shall fully perform or cause to be performed when due all of its material obligations under any Purchased Mortgage Loans or the related Repurchase Assets and any Program Agreement.

s. Existence. Each Seller shall preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises.

t. Chief Executive Office; Jurisdiction of Organization. No Seller shall move its chief executive office from the address referred to in Section 13(a)(17) or change its jurisdiction of organization from the jurisdiction referred to in Section 13(a)(17) unless it shall have provided Buyer 30 days’ prior written notice of such change.

u. Taxes. Sellers shall timely file all tax returns that are required to be filed by them and shall timely pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

v. Transactions with Affiliates. No Seller will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under the Program Agreements, (b) in the ordinary course of such Seller’s business and (c) upon fair and reasonable terms no less favorable to such Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section to any Affiliate.

w. Guarantees. No Seller shall create, incur, assume or suffer to exist any Guarantees, except (i) to the extent reflected in such Seller’s financial statements or notes thereto, (ii) to the extent the aggregate Guarantees of all Sellers do not exceed $2 million, and (iii) to the extent such Guarantees are in favor of another Seller.

x. Indebtedness. Sellers shall not incur any additional material Indebtedness (other than (i) the Existing Indebtedness in amounts not to exceed the amounts specified on Exhibit J hereto or Indebtedness that would be subordinated to the Buyer, (ii) usual and customary accounts payable for a mortgage company and (iii) usual and customary mortgage warehouse financing or repurchase facilities in the ordinary course of business) without the prior written consent of Buyer.

y. True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of any Seller, any Affiliate thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of Sellers are and will be true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by any Seller to Buyer pursuant to this Agreement shall be prepared in accordance with U.S. GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.

z. RESERVED

aa. RESERVED

bb. No Pledge. Sellers shall not pledge, transfer or convey any security interest in the Collection Account to any Person without the express written consent of Buyer.

cc. Plan Assets. No Seller shall be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and no Seller shall use “plan assets” within the meaning of 29 CFR §2510.3-101 to engage in this Repurchase Agreement or any Transaction hereunder.

dd. HELOC Provisions. With respect to each HELOC, if a Mortgagor requests an increase in the related Credit Limit, the related Seller, shall, in its sole discretion, either accept or reject the Mortgagor’s request in accordance with such Seller’s Underwriting Guidelines and notify the Buyer in writing of such Seller’s decision. If the request for a Credit Limit increase is accepted by a Seller, the increase will be effected by such Seller through modification of the Mortgage Loan with the Mortgagor. Sellers shall deliver to the Buyer an updated Mortgage Loan Schedule reflecting the modification to the Mortgage Loan and shall deliver any modified Mortgage Loan Documents to the Custodian. Notwithstanding anything to the contrary herein, in no event shall Buyer have any obligation to fund any Draws with respect to any HELOC, which obligations shall be retained by the Sellers.

ee. Opinion of Counsel. On or prior to the earlier of the initial Transaction by ECC or the REIT Event, ECC shall satisfy all conditions precedent to the initial Transaction set forth in Section 10(a) hereof.

15. Events of Default

Each of the following shall constitute an “Event of Default” hereunder:

a. Payment Failure. Any Seller shall default in the payment of (i) any Repurchase Price, Price Differential, or Margin Deficit, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise, or (ii) Expenses, or any other Obligation or any other amount payable by it hereunder or under any other Program Agreement (and such failure to pay pursuant to this clause (ii) shall continue for more than 2 Business Days following written demand therefor).

b. Cross Default. (i) Any Seller shall be in default beyond any applicable notice and cure periods under (i) any other Indebtedness of a Seller which default (1)

involves the failure to pay a matured obligation in excess of $1 million and (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (ii) any other contract to which a Seller or such Affiliate is a party beyond any applicable notice and cure periods which default (1) involves the failure to pay a matured obligation in excess of $1 million, and (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract.

c. Assignment. Assignment or attempted assignment by any Seller of this Agreement or any rights hereunder without first obtaining the specific written consent of Buyer, or the granting by any Seller of any security interest, lien or other encumbrances on any Purchased Mortgage Loans to any person other than Buyer.

d. Insolvency. An Act of Insolvency shall have occurred with respect to any Seller, or any Affiliate thereof.

e. Material Adverse Change. Any material adverse change in the Property (taken as a whole), business, financial condition or operations of any Seller or any of its Affiliates shall occur, in each case as determined by Buyer in its sole good faith discretion, or any other condition shall exist which, in Buyer’s sole good faith discretion, constitutes a material impairment of any Seller’s ability to perform its obligations under this Agreement or any other Program Agreement.

f. Breach of Financial Representation or Covenant or Obligation. A breach by any Seller of any of the representations, warranties or covenants or obligations set forth in Sections 13(a)(1), 13(a)(7), 13(a)(12), 13(a)(19), 13(a)(23), 14a, 14b, 14d, 14e, 14s, 14w, 14x, 14bb or 14cc of this Agreement.

g. Breach of Non-Financial Representation or Covenant. A breach by a Seller of any other material representation, warranty or covenant set forth in this Agreement (and not otherwise specified in Section 15(f) above), if such breach is not cured within five (5) Business Days of notice or knowledge (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value, the existence of a Margin Deficit and the obligation to repurchase such Mortgage Loan) unless (i) such party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined in good faith by Buyer in its good faith discretion to be materially false or misleading on a regular basis.

h. Change of Control. The occurrence of a Change in Control.

i. Failure to Transfer. Any Seller fails to transfer a material portion of the Purchased Mortgage Loans to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price).

j. Judgment. A final judgment or judgments for the payment of money in excess of (i) initially and until the ATNW $400m Step-Up Date, $5,000,000 and (ii) on and after the ATNW $400m Step-Up Date, $15,000,000 in the aggregate shall be rendered against any Seller and/or any of its Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof.

k. Government Action. Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of any Seller or any Affiliate thereof, or shall have taken any action to displace the management of any Seller or any Affiliate thereof or to curtail its authority in the conduct of the business of any Seller or any Affiliate thereof, or takes any action in the nature of enforcement to remove, limit or restrict the approval of any Seller or Affiliate as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby, and such action provided for in this subparagraph k shall not have been discontinued or stayed within 45 days.

l. Inability to Perform. An officer of a Seller shall admit its inability to, or its intention not to, perform any of such Seller’s Obligations hereunder.

m. Security Interest. This Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Purchased Mortgage Loans or other Repurchase Assets purported to be covered hereby.

n. Financial Statements. A Seller’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of such Seller as a “going concern” or a reference of similar import.

o. REIT Asset and Income Tests. On and after the REIT Event, the failure of ECC to satisfy any of the following asset or income tests and Buyer has delivered notice of an Event of Default to the Sellers with respect thereto:

(1) At the close of each taxable year, at least 75 percent of ECC’s gross income consists of (i) “rents from real property” within the meaning of Section 856(c)(3)(A) of the Code, (ii) interest on obligations secured by mortgages on real property or on interests in real property, within the meaning of Section 856(c)(3)(B) of the Code, (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not property described in Section 1221(a)(1) of the Code, within the meaning of Section 856(c)(3)(C) of the Code, (iv) dividends or other distributions on, and gain (other than gain from “prohibited transactions” within the meaning of Section 857(b)(6)(B)(iii) of the Code) from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other qualifying REITs within the meaning of Section 856(d)(3)(D) of the Code, and (v) amounts described in Sections 856(c)(3)(E) through 856(c)(3)(I) of the Code.

(2) At the close of each taxable year, at least 95 percent of ECC’s gross income consists of (i) the items of income described in paragraph 1 hereof (other than those described in Section 856(c)(3)(I) of the Code), (ii) gain realized from the sale or other disposition of stock or securities which are not property described in Section 1221(a)(1) of the Code, (iii) interest and (iv) dividends.

(3) At the close of each quarter of ECC’s taxable years, at least 75 percent of the value of ECC’s total assets (as determined in accordance with Treasury Regulations Section 1.856-2(d)) will consist of real estate assets within the meaning of Sections 856(c)(4) and 856(c)(5)(B) of the Code, cash and cash items (including receivables which arise in the ordinary course of ECC’s operations, but not including receivables purchased from another person), and Government Securities; unless (a) the test described in this paragraph (3) has been satisfied as of the end of the immediately preceding quarter of ECC’s taxable year, (b) such test is not satisfied as the result of the acquisition of a security or property during the current quarter of ECC’s taxable year, (c) ECC delivers within 10 days after the end of the current quarter of ECC’s taxable year to Buyer notice that such test is not satisfied, (d) such test is satisfied within the 30 day period as provided under section 856(c)(4), and (e) an officer of ECC certifies as to such satisfaction within such 30 day period, and provides documentation, reasonably satisfactory to Buyer evidencing such satisfaction. For purposes of the certifications in paragraphs (3) and (4): (i) ECC’s assets will include (x) the assets owned by any qualified REIT subsidiaries within the meaning of Section 856(i) of the Code (“Qualified REIT Subsidiaries”) and any other disregarded entities for U.S. federal income tax purposes in which ECC owns an interest; and (y) ECC’s allocable share (based on ECC’s proportionate capital interest) of the assets owned by any entity treated as a partnership for U.S. federal income tax purposes (a “Partnership”) in which ECC owns an interest; and (ii) ECC’s direct or indirect ownership of the stock of any Qualified REIT Subsidiaries and the equity interests in any disregarded entities or Partnerships shall be disregarded, provided, however, for purposes of the 10% asset test described in 4(ii)(y) below, ECC’s interest in the assets of a Partnership shall be determined in accordance with Section 856(m)(3) of the Code.

(4) At the close of each quarter of each of ECC’s taxable years, (a) not more than 25 percent of the value of ECC’s total assets will be represented by securities (other than those described in paragraph 3), (b) not more than 20 percent of the value of ECC’s total assets will be represented by securities of one or more taxable REIT subsidiaries within the meaning of Section 856(i) of the Code (“Taxable REIT Subsidiaries”), and (c) (i) not more than 5 percent of the value of ECC’s total assets will be represented by securities of any one issuer (other than Government Securities and securities of Taxable REIT Subsidiaries), and (ii) (x) ECC will not hold securities possessing more than 10 percent of the total voting power of the outstanding securities of any one issuer (other than Government Securities and securities of Taxable REIT Subsidiaries and (y) ECC will not hold securities having a value of more than 10 percent of total value of the outstanding securities of any one issuer (other than Government Securities, securities of Taxable REIT Subsidiaries, and securities described in Section 856(m)(1) of the Code); unless (d) the tests described in this paragraph (4) have been satisfied as of the end of the immediately preceding quarter of ECC’s taxable year, (e) any of the tests described in this paragraph (4) are not satisfied as the result of the acquisition of a security or property during the current quarter of ECC’s taxable year, (f) ECC delivers within 10 days after the end of the current quarter of ECC’s taxable year to Buyer notice that such test is not satisfied, (g) such test is satisfied within the 30 day period as provided under section 856(c)(4), and (h) an officer of ECC certifies as to such satisfaction within such 30 day period, and provides documentation, reasonably satisfactory to Buyer evidencing such satisfaction.

An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

16. Remedies Upon Default

In the event that an Event of Default shall have occurred:

a. Buyer may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency of any Seller or any Affiliate), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Buyer shall (except upon the occurrence of an Act of Insolvency) give notice to Sellers of the exercise of such option as promptly as practicable.

b. If Buyer exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Section, (i) Sellers’ obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Section, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied, in Buyer’s sole discretion, to the aggregate unpaid Repurchase Prices for all outstanding Transactions and any other amounts owing by each Seller hereunder, and (iii) each Seller shall immediately deliver to Buyer the Mortgage Files relating to any Purchased Mortgage Loans subject to such Transactions then in Sellers’ possession or control.

c. Until and unless the Obligations are paid in full, Buyer also shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records and files of each Seller relating to the Purchased Mortgage Loans subject to this Agreement and all documents relating to the Purchased Mortgage Loans (including, without limitation, any legal, credit or servicing files with respect to the Purchased Mortgage Loans) which are then or may thereafter come in to the possession of each Seller or any third party acting for such Seller. To obtain physical possession of any Purchased Mortgage Loans held by Custodian, Buyer shall present to Custodian a Trust Receipt and Certification. Buyer shall be entitled to specific performance of all agreements of each Seller contained in this Agreement.

d. Buyer shall have the right to direct all Servicers then servicing any Purchased Mortgage Loans to remit all collections thereon to Buyer, and if any such payments are received by a Seller, such Seller shall not commingle the amounts received with other funds of such Seller and shall promptly pay them over to Buyer. Buyer shall also have the right to terminate any one or all of the Servicers then servicing any Purchased Mortgage Loans with or without cause. In addition, Buyer shall have the right to immediately sell the Purchased Mortgage Loans and liquidate all Repurchase Assets. Such disposition of Purchased Mortgage Loans may be, at Buyer’s option, on either a servicing-released or a servicing-retained basis. Buyer shall not be required to give any warranties as to the Purchased Mortgage Loans with respect to any such disposition thereof. Buyer may specifically disclaim or modify any warranties of title or the like relating to the Purchased Mortgage Loans. The foregoing procedure for disposition of the Purchased Mortgage Loans and liquidation of the Repurchase Assets shall not be considered to adversely affect the commercial reasonableness of any sale thereof. Each Seller agrees that it would not be commercially unreasonable for Buyer to dispose of the Purchased Mortgage Loans or the Repurchase Assets or any portion thereof by using Internet sites that provide for the auction of assets similar to the Purchased Mortgage Loans or the Repurchase Assets, or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Buyer shall be entitled to place the Purchased Mortgage Loans in a pool for issuance of mortgage-backed securities at the then-prevailing price for such securities and to sell such securities for such prevailing price in the open market. Buyer shall also be entitled to sell any or all of such Mortgage Loans individually for the prevailing price. Buyer shall also be entitled, in its sole discretion to elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give each Seller credit for such Purchased Mortgage Loans and the Repurchase Assets in an amount equal to the Market Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by each Seller hereunder.

e. Upon the happening of one or more Events of Default, Buyer may apply any proceeds from the liquidation of the Purchased Mortgage Loans and Repurchase Assets to the Repurchase Prices hereunder and all other Obligations in the manner Buyer deems appropriate in its good faith discretion subject to applicable law.

f. Sellers shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising from the occurrence of an Event of Default in respect of a Transaction.

g. To the extent permitted by applicable law, following the occurrence of an Event of Default, Sellers shall be liable to Buyer for interest on any amounts owing by Sellers hereunder, from the date any Seller become liable for such amounts hereunder until such amounts are (i) paid in full by such Sellers or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by any Seller under this Section 16(g) shall be at a rate equal to the Post-Default Rate.

h. Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

i. Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a) and (d) of this Section, at any time thereafter without notice to Sellers. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

j. Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Sellers hereby expressly waive any defenses Sellers might otherwise have to require Buyer to enforce its rights by judicial process. Sellers also waive any defense (other than a defense of payment or performance) Sellers might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Sellers recognize that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

17. Reports

a. Notices. Sellers shall furnish to Buyer (x) promptly, copies of any material and adverse notices (including, without limitation, notices of defaults, breaches, potential defaults or potential breaches) and any material financial information regarding such Seller’s financial condition (and provided that this shall not require the reporting of information relating primarily to mortgage loans and other assets the subject of other financing facilities except as set forth below) that is not otherwise required to be provided by Sellers hereunder which is given to any Seller’s lenders, (y) immediately, receipt of notice of the occurrence of any Event of Default hereunder or default or breach by any Seller or Servicer of any obligation under any Program Agreement or any material contract or agreement of any Seller or Servicer or the occurrence of any event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default or such a default or breach by such party and (z) the following:

(1) as soon as available and in any event within forty-five (45) calendar days after the end of each calendar month, the unaudited consolidated balance sheets of Sellers and their consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Sellers and their consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of the Sellers, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Sellers and their consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

(2) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Sellers, the consolidated balance sheets of the Sellers and their consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the Sellers and their consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion and the scope of audit shall be acceptable to Buyer in its sole discretion, shall have no “going concern” qualification and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Sellers and their respective consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(3) such other prepared statements that Buyer may reasonably request;

(4) if applicable, copies of any 10-Ks, 10-Qs, registration statements and other “corporate finance” SEC filings (other than 8-Ks) by each Seller, within 5 Business Days of their filing with the SEC; provided, that, each Seller or any Affiliate will provide Buyer and Credit Suisse First Boston Corporation with a copy of the annual 10-K filed with the SEC by each Seller or their Affiliates, no later than 90 days after the end of the year;

(5) as soon as available, and in any event within thirty (30) days of receipt, copies of relevant portions of all final written agency, Governmental Authority and investor audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required, (ii) material sanctions proposed, imposed or required, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, or (iii) “report cards,” “grades” or other classifications of the quality of each Seller’s operations;

(6) from time to time such other information regarding the financial condition, operations, or business of each Seller as Buyer may reasonably request;

(7) as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of any Seller has actual notice of the occurrence of any Event of Termination, stating the particulars of such Event of Termination in reasonable detail;

(8) As soon as reasonably possible, notice of any of the following events:

(a) change in the insurance coverage required of Sellers, Servicer or any other Person pursuant to any Program Agreement, with a copy of evidence of same attached;

(b) any material dispute, litigation, investigation, proceeding or suspension between any Seller or Servicer, on the one hand, and any Governmental Authority or any Person;

(c) any material change in accounting policies or financial reporting practices of any Seller or Servicer;

(d) with respect to any Purchased Mortgage Loan, immediately upon receipt of notice or knowledge thereof, that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of such Mortgaged Loan;

(e) any material issues raised upon examination of any Seller or any Seller’s facilities by any Governmental Authority;

(f) any material change in the Indebtedness of any Seller, including, without limitation, any default, renewal, non-renewal, termination, increase in available amount or decrease in available amount related thereto;

(g) promptly upon receipt of notice or knowledge of (i) any default related to any Repurchase Asset, (ii) any lien or security interest (other than security interests created hereby or by the other Program Agreements) on, or claim asserted against, any of the Purchased Mortgage Loans; and

(h) any other event, circumstance or condition that has resulted, or has a reasonable likelihood of resulting, in a Material Adverse Effect with respect to any Seller or Servicer.

b. Officer’s Certificates. Each Seller will furnish to Buyer, at the time such Seller furnishes each set of financial statements pursuant to Section 17(a)(1) or (2) above, a certificate of a Responsible Officer of such Seller in the form of Exhibit D hereto.

c. Mortgage Loan Reports. Each Seller will furnish to Buyer monthly electronic Mortgage Loan performance data, including, without limitation, delinquency reports (i.e., delinquency, foreclosure and net charge-off reports).

d. Asset Tape. Each Seller shall provide to Buyer, electronically, in a format mutually acceptable to Buyer and Sellers, an Asset Tape by no later than the Reporting Date.

e. Other. Each Seller shall deliver to Buyer any other reports or information reasonably requested by Buyer or as otherwise required pursuant to this Agreement.

18. Repurchase Transactions

Buyer may, in its sole election, engage in repurchase transactions with the Purchased Mortgage Loans or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Mortgage Loans with a counterparty of Buyer’s choice. Unless an Event of Default shall have occurred, no such transaction shall relieve Buyer of its obligations to transfer Purchased Mortgage Loans to Sellers, free and clear of any security interests and other Liens created by Buyer, pursuant to Section 4 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Sellers pursuant to Section 7 hereof. In the event Buyer engages in a repurchase transaction with any of the Purchased Mortgage Loans or otherwise pledges or hypothecates any of the Purchased Mortgage Loans, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Mortgage Loans that are subject to such repurchase transaction.

19. Single Agreement

Buyer and Sellers acknowledge that, and have entered hereunto, and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Sellers agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder, (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted and (iv) to promptly notify the other after any such setoff or application.

20. Notices and Other Communications

Any and all notices (with the exception of Transaction Requests or Purchase Confirmations, which shall be delivered via facsimile only), statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, messenger or otherwise to the address specified below, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

If to Sellers:

Encore Credit Corp.

1833 Alton Parkway

Irvine, CA 92606

Attention: Marcia Mascorro

Phone Number: (800) 472-2971 ext. 8552

Fax Number: (949) 221-9816

with a copy to:

Encore Credit Corp.

1833 Alton Parkway

Irvine, CA 92606

Attention: Alanna Darling

Phone Number: (800) 472-2971

Fax Number: (949) 221-9816

If to Buyer:

For Transaction Requests and Purchase Confirmations:

Credit Suisse First Boston Mortgage Capital LLC

302 Carnegie Center, 2nd Floor

Princeton, NJ 08540

Attention: Tim Callahan

Phone Number: (609) 627-5053

Fax Number: (609) 627-5080

For all other Notices:

Credit Suisse First Boston Mortgage Capital LLC

302 Carnegie Center, 2nd Floor

Princeton, NJ 08540

Attention: Gary Timmerman

Phone Number: 609-627-5026

Fax Number: 609-627-5080

with a copy to:

Credit Suisse First Boston Mortgage Capital LLC

Eleven Madison Avenue

New York, NY 10010

Attention: Legal Department

21. Entire Agreement; Severability

This Agreement, together with other Repurchase Documents constitute the entire understanding between the Sellers and Buyer with respect to the subject matter they cover, and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

22. Non assignability

The Program Agreements are not assignable by any Seller. Buyer may (with the consent of the Sellers which consent shall not be unreasonably withheld, and provided, that upon the occurrence and continuation of an Event of Default, or in connection with an assignment by the Buyer to an Affiliate of the Buyer, no such Seller consent shall be required) from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Agreements; provided, however that Buyer shall maintain as agent of Sellers, for review by Sellers upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Agreement to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Buyer which assumes the obligations of Buyer or (ii) to another Person approved by Sellers (such approval not to be unreasonably withheld) which assumes the obligations of Buyer, be released from its obligations hereunder and under the Program Agreements. Unless otherwise stated in the Assignment and Acceptance, Sellers shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Sellers.

23. Set-off

In addition to any rights and remedies of Buyer provided by law, Buyer shall have the right, without prior notice to Sellers, any such notice being expressly waived by Sellers to the extent permitted by applicable law, upon any amount becoming due and payable by Sellers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any branch or agency thereof to or for the credit or the account of Sellers. Buyer agrees promptly to notify Sellers after any such set-off and application made by Buyer; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

24. Binding Effect; Governing Law; Jurisdiction

a. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each Seller acknowledges that the obligations of Buyer hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

b. EACH SELLER HEREBY WAIVES TRIAL BY JURY. EACH SELLER HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS IN ANY ACTION OR PROCEEDING. EACH SELLER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION THEY MAY HAVE TO, PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS.

25. No Waivers, Etc.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 6(a), 16(a) or otherwise, will not constitute a waiver of any right to do so at a later date.

26. Intent

a. The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Purchased Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

b. It is understood that either party’s right to liquidate Purchased Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 16 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

c. The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

d. It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

e. The Buyer and the Sellers acknowledge that it is their intent for purposes of U.S. federal, state and local income and franchise taxes, to treat the Transactions as Indebtedness of the Sellers that is secured by the Purchased Mortgage Loans and the Purchased Mortgage Loans as owned by the Sellers for federal income tax purposes in the absence of an Event of Default by the Sellers and the exercise of remedies by the Buyer. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

27. Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:

a. in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the SIPA do not protect the other party with respect to any Transaction hereunder;

b. in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

c. in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

28. Power of Attorney

Seller hereby authorizes Buyer to file such financing statement or statements relating to the Repurchase Assets without Seller’s signature thereon as Buyer, at its option, may deem appropriate. Seller hereby appoints Buyer as Seller’s agent and attorney-in-fact to execute any such financing statement or statements in Seller’s name and to perform all other acts which Buyer deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Repurchase Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, and sign assignments on behalf of Seller as its agent and attorney-in-fact. This agency and power of attorney is coupled with an interest and is irrevocable without Buyer’s consent. Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Event of Default hereunder. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 28.

29. Buyer May Act Through Affiliates

Buyer may, from time to time, designate one or more affiliates for the purpose of performing any action hereunder.

30. Indemnification; Obligations

a. Each Seller agrees to hold Buyer and each of its respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”)

harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind which may be imposed on, incurred by, or asserted against any Indemnified Party relating to or arising out of this Agreement, any Transaction Request, Purchase Confirmation, any Program Agreement or any transaction contemplated hereby or thereby resulting from anything. Any indemnification under this Section 30 shall not include taxes that are imposed on Buyer’s overall net income by the jurisdiction under the laws of which Buyer is organized, of its principal office or of its lending office, or any political subdivision thereof. However, if the Buyer would not have been subject to taxes imposed by such jurisdiction but for Buyer having executed, delivered, or performed its obligations or received payments under, or enforced, this Agreement, any Transaction Request, Purchase Confirmation or any Program Agreement, such taxes will be treated in accordance with this Section 30, other than the Indemnified Party’s gross negligence or willful misconduct. Each Seller also agrees to reimburse each Indemnified Party for all reasonable expenses in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein, any Transaction Request, Purchase Confirmation and any Program Agreement, including, without limitation, the reasonable fees and disbursements of counsel. Sellers’ agreements in this Section 30 shall survive the payment in full of the Repurchase Price and the expiration or termination of this Agreement. Each Seller hereby acknowledges that its obligations hereunder are recourse obligations of Sellers and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Mortgage Loans. Each Seller also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

b. Without limitation to the provisions of Section 4, if any payment of the Repurchase Price of any Transaction is made by Sellers other than on the then scheduled Repurchase Date thereto as a result of an acceleration of the Repurchase Date pursuant to Section 16 or for any other reason, Sellers shall, upon demand by Buyer, pay to Buyer an amount sufficient to compensate Buyer for any losses, costs or expenses that it may reasonably incur as of a result of such payment.

c. Without limiting the provisions of Section 30(a) hereof, if Sellers fail to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of Sellers by Buyer, in its sole discretion.

31. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

32. Confidentiality

This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Buyer and Agent and shall be held by each Seller in strict confidence and shall not be disclosed to any third party without the written consent of Buyer except for (i) disclosure to each Seller’s direct and indirect Affiliates and Subsidiaries, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, or (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreement, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that no Seller may disclose the name of or identifying information with respect to Buyer or Agent or any pricing terms (including, without limitation, the Pricing Rate, Non-Utilization Fee, Commitment Fee, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the Buyer.

33. Recording of Communications

Buyer and Sellers shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions. Buyer and Sellers consent to the admissibility of such tape recordings in any court, arbitration, or other proceedings. The parties agree that a duly authenticated transcript of such a tape recording shall be deemed to be a writing conclusively evidencing the parties’ agreement.

34. Commitment Fee

Sellers shall pay to Buyer in immediately available funds a non-refundable Commitment Fee due and owing upon closing and payable in arrears no later than the Price Differential Payment Date following the end of each calendar quarter, in the amount set forth in the fee schedule attached hereto as Annex II. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer.

35. Non-Utilization Fee

No later than the Price Differential Payment Date following the end of each calendar quarter, Sellers shall pay in immediately available funds to Buyer a non-refundable Non-Utilization Fee calculated in accordance with the formula set forth in the schedule attached hereto as Annex III. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer.

36. Periodic Due Diligence Review

Each Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Sellers and the Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and each Seller agrees that upon reasonable (but no less than two (2) Business Day’s) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to Sellers, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of Sellers and/or the Custodian. Each Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, each Seller acknowledges that Buyer may purchase Mortgage Loans from Sellers based solely upon the information provided by Sellers to Buyer in the Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering Broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan. Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Each Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of Sellers. Sellers further agree that Sellers shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 36 (“Due Diligence Costs”); provided, that such Due Diligence Costs shall not exceed $10,000 per calendar year unless a Default or Event of Default shall have occurred, in which event Buyer shall have the right to perform due diligence, at the sole expense of Sellers without regard to the dollar limitation set forth herein.

37. Authorizations

Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for Sellers or Buyer, as the case may be, under this Agreement.

38. Acknowledgement Of Anti-Predatory Lending Policies

Buyer has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

39. Documents Mutually Drafted

The Seller and the Buyer agree that this Agreement each other Program Agreement prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

40. Joint and Several

Each Seller and Buyer hereby acknowledge and agree that Sellers are each jointly and severally liable to Buyer for all of their respective obligations hereunder.

Signature Page Follows

IN WITNESS WHEREOF, each Seller and the Buyer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

Credit Suisse First Boston Mortgage Capital LLC, as Buyer

By:	/s/ Bruce S. Kaiserman
Title:	Vice President
Date:	2/18/05

Encore Credit Corp., as Seller

By:	/s/ W. E. Moffatt
Title:	William E. Moffatt
Date:	Treasurer 2-18-05

ECC Capital Corporation, as Seller

By:	/s/ W. E. Moffatt
Title:	William E. Moffatt
Date:	Treasurer 2-18-05

Bravo Credit Corporation, as Seller

By:	/s/ John Kontoulis
Title:	EVP
Date:	2-18-05

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASED MORTGAGE LOANS

With respect to each Purchased Mortgage Loan, Seller represents and warrants to Buyer that each of the following representations and warranties are true and correct, except with respect to any Repurchased Mortgage Loan in which the claimed breach of the representation or warranty is expressly identified to Buyer in writing pursuant to clause (b) of the definition of Repurchased Mortgage Loan. With respect to any representations and warranties made to the best of Seller’s knowledge, in the event that it is discovered that the circumstances with respect to the related Mortgage Loan are not accurately reflected in such representation and warranty notwithstanding the knowledge or lack of knowledge of the Seller, then, notwithstanding that such representation and warranty is made to the best of the Seller’s knowledge, such Mortgage Loan shall be assigned a Market Value of zero.

(a) Payments Current. All payments required to be made up to the Purchase Date for the Mortgage Loan under the terms of the Mortgage Note have been made and credited. No payment required under the Mortgage Loan is delinquent nor has any payment under the Mortgage Loan been delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made, or shall have been made, with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note.

(b) No Outstanding Charges. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. No Seller nor the Qualified Originator from which a Seller acquired the Mortgage Loan has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and/or interest thereunder.

(c) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination; except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to the Custodian and the terms of which are reflected in the Custodial Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required, and its terms are reflected on the Custodial Mortgage Loan Schedule. No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage File delivered to the Custodian and the terms of which are reflected in the Custodial Mortgage Loan Schedule.

Schedule 1-1

(d) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor in respect of the Mortgage Loan was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated. No Seller has knowledge nor has it received any notice that any Mortgagor in respect of the Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.

(e) Hazard Insurance. The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by the related Seller as of the date of origination consistent with the Underwriting Guidelines, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Mortgage Loan, or (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan and, with respect to any Second Lien Mortgage Loan, the outstanding principal balance of the prior mortgage loan, (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming each Seller, its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee. No such notice has been received by any Seller. All premiums on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. No Seller has engaged in, and has knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission,

Schedule 1-2

kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by any Seller.

(f) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the related Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements.

(g) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. No Seller has waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has any Seller waived any default resulting from any action or inaction by the Mortgagor.

(h) Location and Type of Mortgaged Property. The Mortgaged Property is located in an Acceptable State as identified in the Custodial Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a low-rise condominium project, or an individual unit in a planned unit development or a de minimis planned unit development; provided, however, that any condominium unit or planned unit development shall conform with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings or shall conform to underwriting guidelines acceptable to Buyer in its sole discretion and that no residence or dwelling is a mobile home. No portion of the Mortgaged Property is used for commercial purposes; provided, that, the Mortgaged Property may be a mixed use property if such Mortgaged Property conforms to underwriting guidelines acceptable to Buyer in its sole discretion.

(i) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected (a) with respect to each first lien Mortgage Loan, first priority lien and first priority security interest, or (b) with respect to each Second Lien Mortgage Loan, second priority lien and second priority security interest, in each case, on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

a. the lien of current real property taxes and assessments not yet due and payable;

b. covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions

Schedule 1-3

generally and specifically referred to in Buyer’s title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;

c. other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; and

d. with respect to each Mortgage Loan which is a Second Lien Mortgage Loan, a first lien on the Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates (a) with respect to each first lien mortgage loan, a valid, subsisting and enforceable first lien and first priority security interest or (b) with respect to each Second Lien Mortgage Loan, second priority lien and second priority security interest on the property described therein and Sellers have full right to pledge and assign the same to Buyer. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage.

(j) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. Each Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. To the best of each Seller’s knowledge, except as disclosed to Buyer in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed.

(k) Full Disbursement of Proceeds. Except with respect to HELOCs, there is no further requirement for future advances under the Mortgage Loan, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.

(l) Ownership. Sellers have full right to sell the Mortgage Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or

Schedule 1-4

security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, Buyer will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement.

(m) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state.

(n) Title Insurance. Other than HELOCs where the Underwriting Guidelines provide for origination without title insurance and the Take-out Investor does not require title insurance for its purchase thereof, the Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the related Seller, its successors and assigns, as to the first or second priority lien of the Mortgage, as applicable, in the original principal amount of the Mortgage Loan, with respect to a Mortgage Loan other than a HELOC, or the original Credit Limit, with respect to a HELOC (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (1), (2) and (3) and, with respect to Second Lien Mortgage Loans, clause (4) of paragraph (i) of this Schedule 1, and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The related Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including the related Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by the related Seller.

Schedule 1-5

(o) No Defaults. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and no Seller nor its predecessors have waived any default, breach, violation or event of acceleration.

(p) No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.

(q) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation.

(r) Origination; Payment Terms. The Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. Other than respect to HELOCs, principal and/or interest payments on the Mortgage Loan commenced no more than 60 days after funds were disbursed in connection with the Mortgage Loan. With respect to adjustable rate Mortgage Loans, the Mortgage Interest Rate is adjusted on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest .125%), subject to the Mortgage Interest Rate Cap. Other than with respect to a HELOC, or the Credit Limit, with respect to a HELOC, the Mortgage Note is payable on the first day of each month in equal monthly installments of principal and/or interest (subject to an “interest only” period in the case of Interest Only Loans), which installments of interest (a) with respect to adjustable rate Mortgage Loans are subject to change on the Interest Rate Adjustment Date due to adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date and (b) with respect to Interest Only Loans are subject to change on the Interest Only Adjustment Date due to adjustments to the Mortgage Interest Rate on each Interest Only Adjustment Date, in both cases with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than 30 years from commencement of amortization. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note. With respect to HELOCs, the related Mortgagor may request advances up to the Credit Limit within the first ten years following the date of origination. Each HELOC will amortize within 30 years from the date of origination.

(s) Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and

Schedule 1-6

remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage. The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae.

(t) Occupancy of the Mortgaged Property. As of the Purchase Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. No Seller has received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. No Seller has received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. With respect to any Mortgage Loan originated with an “owner-occupied” Mortgaged Property, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor’s primary residence.

(u) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (i) above.

(v) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Custodian or Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(w) Transfer of Mortgage Loans. Except with respect to Mortgage Loans intended for purchase by GNMA and for Mortgage Loans registered with MERS, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(x) Due-On-Sale. Except with respect to Mortgage Loans intended for purchase by GNMA, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(y) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by each Seller, the

Schedule 1-7

Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

(z) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or, in the case of Second Lien Mortgage Loans, a second lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(aa) No Condemnation Proceeding. There have not been any condemnation proceedings with respect to the Mortgaged Property and no Seller has knowledge of any such proceedings.

(bb) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices used by the originator, each servicer of the Mortgage Loan and the related Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, (other than with respect to each Second Lien Mortgage Loan and for which the mortgagee under the first lien is collecting Escrow Payments) all such payments are in the possession of, or under the control of, any Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the related Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.

(cc) Conversion to Fixed Interest Rate. Except as allowed by Fannie Mae or Freddie Mac or otherwise as expressly approved in writing by Buyer, with respect to adjustable rate Mortgage Loans, the Mortgage Loan is not convertible to a fixed interest rate Mortgage Loan.

(dd) Other Insurance Policies. No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, PMI Policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be

Schedule 1-8

received by any Seller or by any officer, director, or employee of any Seller or any designee of any Seller or any corporation in which any Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance.

(ee) Servicemembers Civil Relief Act. The Mortgagor has not notified any Seller, and no Seller has knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.

(ff) Appraisal. Except with respect to HELOCs originated in accordance with the Underwriting Guidelines, the Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the funding of the Mortgage Loan by a qualified appraiser, duly appointed by the related Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

(gg) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and each Seller maintains such statement in the Mortgage File.

(hh) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.

(ii) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Purchase Date (whether or not known to any Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any private mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of any Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay.

(jj) Capitalization of Interest. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(kk) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and no Seller has financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

Schedule 1-9

(ll) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent of any Seller, except in connection with a refinanced Mortgage Loan; provided, however, that no such refinanced Mortgage Loan shall have been originated pursuant to a streamlined mortgage loan refinancing program.

(mm) Origination Date. The origination date is no earlier than sixty (60) days prior to the related Purchase Date.

(nn) No Exception. The Custodian has not noted any material exceptions on a Custodial Mortgage Loan Schedule with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or Buyer’s interest in the Mortgage Loan.

(oo) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(pp) Documents Genuine. Such Purchased Mortgage Loan and all accompanying collateral documents are complete and authentic and all signatures thereon are genuine. Such Purchased Mortgage Loan is a “closed” loan fully funded by the related Seller and held in the related Seller’s name.

(qq) Bona Fide Loan. Such Purchased Mortgage Loan arose from a bona fide loan, complying with all applicable State and Federal laws and regulations, to persons having legal capacity to contract and is not subject to any defense, set-off or counterclaim.

(rr) Other Encumbrances. To the best of each Seller’s knowledge, any property subject to any security interest given in connection with such Purchased Mortgage Loan is not subject to any other encumbrances other than a stated first mortgage, if applicable, and encumbrances which may be allowed under the Underwriting Guidelines.

(ss) Description. Each Purchased Mortgage Loan conforms to the description thereof as set forth on the related Custodial Mortgage Loan Schedule delivered to the Custodian and Buyer.

(tt) Located in U.S. No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Purchased Mortgage Loan is located in any jurisdiction other than in one of the fifty (50) states of the United States of America or the District of Columbia.

(uu) Underwriting Guidelines. Each Purchased Mortgage Loan has been originated in accordance with the Underwriting Guidelines (including all supplements or amendments thereto) previously provided to Buyer.

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(vv) Aging. Such Purchased Mortgage Loan has not been subject to a Transaction hereunder for more than 120 days.

(ww) Committed Mortgage Loans. Each Committed Mortgage Loan is covered by a Take-out Commitment, does not exceed the availability under such Take-out Commitment (taking into consideration mortgage loans which have been purchased by the respective Take-out Investor under the Take-out Commitment and mortgage loan which each Seller has identified to Buyer as covered by such Take-out Commitment) and conforms to the requirements and the specifications set forth in such Take-out Commitment and the related regulations, rules, requirements and/or handbooks of the applicable Take-out Investor and is eligible for sale to and insurance or guaranty by, respectively the applicable Take-out Investor and applicable insurer. Each Take-out Commitment is a legal, valid and binding obligation of each Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(xx) Primary Mortgage Guaranty Insurance. Each Mortgage Loan is insured as to payment defaults by a policy of primary mortgage guaranty insurance in the amount required where applicable, and by an insurer approved, by the applicable Take-out Investor, if applicable, and all provisions of such primary mortgage guaranty insurance have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. There are no defenses, counterclaims, or rights of setoff affecting the Mortgage Loans.

(yy) Predatory Lending Regulations; High Cost Loans. None of the Mortgage Loans are classified as High Cost Mortgage Loans.

(zz) Wet-Ink Mortgage Loans. With respect to each Mortgage Loan that is a Wet-Ink Mortgage Loan, the Settlement Agent has been instructed in writing by each Seller to hold the related Mortgage Loan Documents as agent and bailee for Buyer or Buyer agent and to promptly forward such Mortgage Loan Documents in accordance with the provisions of the Custodial Agreement and the Escrow Instruction Letter.

(aaa) Revolving Period. Each HELOC provides for an initial period (the “Revolving Period”) during which the Mortgagor is required to make monthly payments of interest payable in arrears and requires repayment of the unpaid principal balance thereof over a period following the Revolving Period (the “Repayment Period”) which is not in excess of 120 months. As of the Purchase Date no HELOC was in its Repayment Period. The Mortgage Interest Rate on each Mortgage Loan adjusts periodically in accordance with the Credit Line Agreement to equal the sum of the Index and the related Gross Margin. On each Adjustment Date the related Seller has made interest rate adjustments on the Mortgage Loan which are in compliance with the related Mortgage and Mortgage Note and applicable law.

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Escrow Funds on the date specified for closing (the “Closing Date”) only after you have followed the Escrow Instruction Letter’s requirements with respect to the Mortgage Loans. In the event that the Escrow Funds cannot be disbursed on the Closing Date in accordance with the Escrow Instruction Letter, you agree to promptly remit the Escrow Funds to the Custodian by re-routing via wire transfer the Escrow Funds in immediately available funds, without deduction, set-off or counterclaim, back to the account specified in Buyer’s incoming wire transfer.

You further agree that, upon disbursement of the Escrow Funds, you will hold all Mortgage Loan Documents specified in the Escrow Instruction Letter in escrow as agent and bailee for Buyer, and will forward the Mortgage Loan Documents and original Escrow Instruction Letter in connection with such Mortgage Loans by overnight courier (y) to the Custodian within five (5) Business Days following the date of origination.

You agree that all fees, charges and expenses regarding your services to be performed pursuant to the Escrow Instruction Letter are to be paid by Seller or its borrowers, and Buyer shall have no liability with respect thereto.

You represent, warrant and covenant that you are not an affiliate of or otherwise controlled by Seller, and that you are acting as an independent contractor and not as an agent of Seller.

The provisions of this Escrow Instruction Letter may not be modified, amended or altered, except by written instrument, executed by the parties hereto and Buyer. You understand that Buyer shall act in reliance upon the provisions set forth in this Escrow Instruction Letter, and that Buyer is an intended third party beneficiary hereof.

Whether or not an Escrow Instruction Letter executed by you is received by the Custodian, your acceptance of the Escrow Funds shall be deemed to constitute your acceptance of the Escrow Instruction Letter.

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